Exhibit 99





                          OLD NATIONAL BANCORP



                SUPPLEMENTAL CONSOLIDATED FINANCIAL INFORMATION




           Restated to reflect the pooling of interests accounting acquisitions of Heritage Financial Services, Inc. on March 1, 2000 and ANB Corporation on March 10, 2000.


                                                  SELECTED SUPPLEMENTAL FINANCIAL DATA
                                                 ($ in thousands except per share data)
_______________________________________________________________________________________________________________________________
                                                                                                                      Five Year
                                                                                                                        Growth
                                                         1999      1998       1997       1996       1995       1994      Rate
_______________________________________________________________________________________________________________________________
    RESULTS OF OPERATIONS
      (Taxable equivalent basis)
      Interest income                                 $583,791   $539,391   $510,786   $476,304   $455,107   $397,216
      Interest expense                                 284,763    261,688    243,580    220,775    214,502    166,641
_______________________________________________________________________________________________________________________________
      Net interest income                              299,028    277,703    267,206    255,529    240,605    230,575     5.3 %
      Provision for loan losses                         14,798     14,987     15,265     12,723      9,009      8,595    11.5
_______________________________________________________________________________________________________________________________
      Net interest income after
        provision for loan losses                      284,230    262,716    251,941    242,806    231,596    221,980     5.1
      Noninterest income                                82,974     72,643     62,505     59,487     51,465     45,782    12.6
      Noninterest expense                              223,583    198,644    186,345    184,288    177,636    175,400     5.0
_______________________________________________________________________________________________________________________________
      Income before income taxes                       143,621    136,715    128,101    118,005    105,425     92,362     9.2
      Income taxes                                      50,364     51,272     49,675     46,143     40,568     34,110     8.1
_______________________________________________________________________________________________________________________________
      Net income from continuing operations            $93,257     85,443     78,426     71,862     64,857     58,252     9.9
       Discontinued operations                           4,101     (9,854)    (5,005)       494        -          -       N/M
_______________________________________________________________________________________________________________________________
      Net income                                       $97,358    $75,589    $73,421    $72,356    $64,857    $58,252     9.9 %
===============================================================================================================================
    YEAR-END BALANCES
      Total assets                                  $8,109,285 $7,333,386 $6,715,787 $6,320,187 $5,966,574 $5,702,969     7.3 %
      Loans, net of
        unearned income                              5,714,543  5,058,370  4,526,521  4,171,851  3,862,799  3,645,640     9.4
      Deposits                                       5,962,499  5,436,276  5,147,271  5,080,775  4,932,296  4,570,738     5.5
      Shareholders' equity                             584,995    605,849    579,599    552,403    549,239    518,793     2.4
    PER SHARE DATA (on continuing operations)(1)
      Net income-basic                                   $1.63      $1.49      $1.37      $1.22      $1.07      $0.94    11.6
      Net income-diluted (2)                              1.59       1.45       1.33       1.19       1.05       0.92    11.6
      Cash dividends paid                                 0.63       0.56       0.53       0.50       0.48       0.46     6.5
      Book value at year-end                             10.35       9.77       9.20       9.51       9.16       8.45     4.1
    SELECTED PERFORMANCE RATIOS
       (on continuing operations)
      Return on assets                                    1.20 %     1.23 %     1.21 %     1.19 %     1.12 %     1.06 %
      Return on equity (3)                               15.16      14.33      14.02      13.26      12.23      11.15
      Equity to assets                                    7.90       8.56       8.64       9.09       9.13       9.43
      Dividend payout                                    38.13      35.73      36.93      40.98      44.04      47.42
      Primary capital to assets                           8.72       9.39       9.45       9.91       9.97      10.32

      Net charge-offs to
        average loans                                     0.17       0.24       0.21       0.28       0.24
      Allowance for loan losses
         to average loans                                 1.21       1.25       1.29       1.24       1.28
===============================================================================================================================

    (1)  Restated for all stock dividends.
    (2)  Assumes the conversion of ONB's subordinated debentures.
    (3)  Excludes unrealized gains (losses) on investment securities.

    N/M = Not meaningful


                           (Original-page 7)


SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

On March 1, 2000 and March 10, 2000 Old National Bancorp ("Old National") merged with Heritage Financial Services, Inc ("Heritage") and ANB Corporation, ("ANB") respectively. The mergers were accounted for as pooling of interests, and, as such, financial information included in this discussion has been restated to present the combined financial condition and results of operations of these companies as if the mergers had been in effect for all periods presented. Under terms of the merger agreements, each outstanding Heritage common share was exchanged for 3.3075 common shares of Old National and each outstanding ANB common share was exchanged for 1.3125 common shares of Old National.

INTRODUCTION
Old National is a bank holding company headquartered in Evansville, Indiana. Located in Indiana, Illinois, Kentucky, Tennessee and Ohio, its 156 community banking locations serve customers in both urban and rural markets. These community banking centers provide a wide range of financial services, such as making commercial and consumer loans; originating and servicing mortgage loans; issuing and servicing credit cards;
leasing; offering various deposit products; issuing letters of credit; issuing credit life, accident and health insurance;
providing safe deposit facilities; and providing alternative investments and brokerage services.

Old National's non-bank affiliates provide additional financial or support services incidental to Old National's operations, including issuance and reinsurance of credit life, accident, health, life, property, and casualty insurance; investment services; fiduciary and trust services; and property ownership.

FINANCIAL BASIS
The following discussion is an analysis of Old National's operating results for the years 1997 through 1999 and financial condition as of December 31, 1999 and 1998, and will assist readers of the accompanying supplemental consolidated financial statements and related notes beginning on page 25. Management's forward-looking statements are intended to benefit the reader, but are subject to various risks and uncertainties which may cause actual results to differ materially, including but not limited to:(1)economic conditions generally and in the market areas of the company; (2)increased competition in the financial services industry; (3)actions by the Federal Reserve Board and changes in interest rates; and (4)governmental legislation and regulation.

The financial information has been restated to reflect mergers accounted for as pooling-of-interests as if they had occurred at the beginning of the first year presented. Purchases have been included in reported results from the date of the transaction.

During 1998, Old National sold the operations and related auto loans of its consumer finance subsidiary headquartered in Indianapolis. The sale and the operations prior to the sale resulted in a $9.9 million loss on discontinued operations, net of tax, in 1998. In 1999 certain contingencies related to this sale were successfully resolved and resulted in a $4.1 million gain on discontinued operations. The financial results of the discontinued operations in prior periods are similarly broken out from Old National's continuing operations. The net assets of the subsidiary are included in other assets on the consolidated balance sheet for periods prior to the sale. The following discussion and analysis of Old National's financial condition and results of operations relates to its continuing operations. For further details regarding the discontinued operations, see the supplemental consolidated financial statements and Note 2.

Tax-exempt interest income in the following information has been increased to an amount comparable to interest subject to income taxes using the federal statutory rate in effect of 35% for all periods. An offsetting increase of the same amount is made in the income tax section of the Selected Financial Data. Net income is unaffected by these taxable equivalent adjustments.

COMPETITION AND ECONOMIC CONDITIONS
The banking industry and related financial service providers are highly competitive. Old National competes not only against other local and regional banking institutions, thrifts, finance companies, and credit unions, but also money market mutual funds, investment brokers, and insurance companies. This competition takes place in terms of interest rates on loans and deposits, convenient locations and hours, types of services, and quality of service. In most of its markets, Old National ranks first or second in volume of loans and deposits.

The economy in the United States and the Midwest has continued its relatively low inflation and unemployment and steady growth. While there have been some conflicting signs of weakness in certain sectors of the economy, Old National's major markets have generally demonstrated economic expansion and a growing financial base with additions such as the new and expanding Toyota and AK Steel manufacturing complexes.


                           (Original-page 8)

Short- and long-term interest rates increased during the second half of 1999, reversing the declines of 1998. The Federal funds rate target established by the Federal Reserve Open Market Committee was increased from 4.75% in June of 1999 to 5.5% by December 1999. The national prime lending rate moved in tandem with the Federal funds target rate, increasing from 7.75% to 8.5% during 1999. Long term U.S. Treasury rates increased throughout 1999. The 30 year U.S. Treasury bond yield finished the year at 6.60%, approximately 150 basis points higher than in January 1999. The yield curve, as measured by the difference between rates on 6 month U.S. Treasury bills and 30 year Treasury bonds, steepened during 1999 from a fairly flat curve in 1998, reflecting continuing concern within the financial markets that interest rates would increase further.

During 1997, the fixed-income market began requiring from corporate customers higher spreads to U.S. Treasury rates. In 1997 and 1998, declining rates muted some of this impact on the banking industry's and Old National's cost of funds. With the rising rate environment in 1999, this additional spread put pressure on the marginal cost of funds. This trend combined with competitive issues on loan pricing continued to compress net interest margin in 1999 within the banking industry and at Old National.

MERGER AND CONSOLIDATION ACTIVITY
During 1999, Old National merged with Southern Bancshares Ltd. ("Southern"), Carbondale, Illinois and Dulaney Bancorp,Inc. ("Dulaney"), Marshall, Illinois. As of December 31, 1998, Southern had total assets of $255 million and Dulaney's total assets were $39 million. Both mergers were consummated in the first quarter of 1999 and accounted for as pooling-of-interests. These financial statements have been restated to reflect the Southern merger. The Dulaney merger was not considered material.

In 1999 Old National announced merger agreements with ANB
Corporation, Muncie, Indiana, Heritage Financial Services, Inc., Clarksville, Tennessee and Permanent Bancorp, Inc. ("Permanent"), Evansville, Indiana. As of December 31, 1999, total assets for these entities were $880 million for ANB, $246 million for Heritage, and $497 million for Permanent. ANB and Heritage mergers closed in March 2000 and were accounted for as pooling-of-interests. These supplemental consolidated financial statements have been restated to include these mergers. The Permanent transaction is expected to close in the third quartaer of 2000 and will be accounted for as a purchase. The Permanent merger is subject to shareholder and regulatory approvals.

In 1999 Old National implemented its charter consolidation project named One Bank. In the third and fourth quarters Old National consolidated its banking charters down to three banks with the ultimate plan to have one banking charter. The goals of One Bank included a single brand image, common products offered throughout the banking locations, and improved back-office efficiency.

YEAR 2000
Old National and its computer systems and software successfully made the transition into the year 2000. The media devoted much coverage to the Year 2000 ("Y2K") issue, also know as the "Millennium Bug". This refers to the possibility that some computers may be unable to recognize the date change at the turn of the century. With the high volume of transactions and electronic data, the banking industry requires extensive computer capabilities to service its customers. The change to the new year did not create any significant problems at Old National or with its major customers.



RESULTS OF OPERATIONS

NET INCOME
Old National's earnings rose 9.1% to reach $93.2 million in 1999, a $7.8 million increase, despite nearly $2.0 million of charter consolidation expenses, net of security gains and taxes. Shareholders' basic income per share for 1999 was $1.63, up 9.4% over 1998, and diluted earnings per share totaled $1.59, a 9.6% increase over 1998. Strong revenue growth (tax equivalized net interest income plus noninterest income) of $31.6 million, a 9.0% increase, generated the earnings growth in 1999. The specific effects of each of these factors are discussed in the following paragraphs.

Old National's 1998 net income was $85.4 million, up $7.0 million above 1997 earnings. Revenue growth of $20.6 million combined with reduced provision for loan loss created the 8.9% increase in earnings.


                           (Original-page 9)

NET INTEREST INCOME
As a financial intermediary, Old National pays interest on deposits and other liabilities and receives interest and fee income on earning assets, such as loans and investments. The difference between the income earned and the interest paid is net interest income which provides nearly 80% of Old National's revenues. Net interest margin is net interest income, on a taxable equivalent basis, expressed as a percentage of average earning assets. Incorporating the tax savings on certain assets permits effective yield comparability.

The net interest margin is influenced by a number of factors, such as the volume and mix of earning assets and funding sources, the interest rate environment, income tax rates, and the level of earning assets funded by interest-free funding sources (primarily noninterest-bearing demand deposits and equity capital). Old National can influence the effect of these factors through its management of credit extension and interest rate sensitivity, both of which are discussed in detail later in this report. External factors, such as the overall condition of the economy, credit demand strength, Federal Reserve Board monetary policy and changes in tax laws, can also have significant effect on changes in net interest income from one period to another.

On a taxable equivalent basis, net interest income grew 7.7%, a $21.3 million increase over 1998. Average earning assets grew 12.3% or $802.0 million during 1999. Nonearning assets rose $25.0 million, in part due to increased cash in late 1999 as a precaution for Y2K. Included in other assets is cash surrender value of bank owned life insurance ("BOLI") discussed in the Noninterest Income section of this report. Much of the asset growth was funded by interest-bearing liabilities which increased $750.9 million or 13.2%. Noninterest-bearing deposits increased $46.9 million or 8.3% and other liabilities and equity provided an additional $23.5 million of funding.

Several factors combined to lower Old National's net interest margin to 4.09%. Earning asset yield declined 30 basis points to 7.98%. The full year impact of declining interest rates in 1998 and competitive market pressures resulted in a 44 basis point decrease in loan yields, despite the Federal Reserve Bank raising interest rates throughout the last half of 1999. Loans, however, comprised a higher percentage of assets, increasing to 74.2% of earning assets and 69.7% of total assets. The cost of interest-bearing liabilities declined 17 basis points to 4.41%. Growth in higher-rate certificate of deposits and borrowings contributed to the net interest margin compression, particularly during the last half of 1999.

In 1998 net interest income grew 3.9% or $10.5 million and totaled $277.7 million. Average earning assets grew 7.3%, a $442.1 million increase. Interest-bearing liabilities rose $425.0 million or 8.0%. The yield on earning assets declined 13 basis points as all asset catagories experienced similar declines. The cost of interest-bearing liabilities decreased 3 basis points due to growth in the higher-rate liabilities. Net interest margin declined from 4.40% to 4.26% due to these trends. Additionally, approximately 8 basis points of the decrease was due to the purchase of BOLI which generates tax-free noninterest income that is not included in net interest income.

Table 1 on page 11 details the changes in the components of net interest income. Table 2 on page 11 attributes those fluctuations to the impact of changes in the average balances of assets and liabilities and the yields earned or rates paid. Table 3 on page 12 presents a three year average balance sheet and for each major asset and liability category, its related interest income and yield or its expense and rate.


                           (Original-page 10)



  NET INTEREST INCOME CHANGES (TABLE 1)
    (Taxable equivalent basis, $ in thousands)
____________________________________________________________________________________________________________________
                                                                                            % Change From Prior Year
                                                                                            ________________________
                                                    1999           1998           1997          1999         1998
____________________________________________________________________________________________________________________
    INTEREST INCOME:
      Loans                                       $456,369       $419,626       $387,634         8.8 %        8.3 %
      Investment securities                        125,373        117,812        122,056         6.4         (3.5)
      Money market investments                       2,049          1,953          1,096         4.9         78.2

____________________________________________________________________________________________________________________
        Total interest income                      583,791        539,391        510,786         8.2          5.6
____________________________________________________________________________________________________________________
    INTEREST EXPENSE:
      NOW deposits                                  10,699         12,195         13,479       (12.3)        (9.5)
      Savings deposits                              11,367         11,992         13,206        (5.2)        (9.2)
      Money market deposits                         27,445         26,738         27,168         2.6         (1.6)
      Time deposits                                163,187        156,178        147,441         4.5          5.9
      Short-term borrowings                         28,961         19,430         21,181        49.1         (8.3)
      Other borrowings                              43,104         35,155         21,105        22.6         66.6
____________________________________________________________________________________________________________________
        Total interest expense                     284,763        261,688        243,580         8.8          7.4
____________________________________________________________________________________________________________________
    NET INTEREST INCOME                           $299,028       $277,703       $267,206         7.7 %        3.9 %
====================================================================================================================
    NET INTEREST MARGIN                               4.09 %         4.26 %         4.40 %
==========================================================================================



    NET INTEREST INCOME - RATE/VOLUME ANALYSIS (TABLE 2)
    (Taxable equivalent basis, $ in thousands)
_________________________________________________________________________________________________________
                                                1999 vs. 1998                        1998 vs. 1997
_________________________________________________________________________________________________________
                                       Total        Attributed to             Total       Attributed to
                                                    _____________                         _____________
                                      Change      Volume       Rate          Change      Volume    Rate
_________________________________________________________________________________________________________
    INTEREST INCOME:
      Loans                          $36,743     $58,831    ($22,088)       $31,992    $37,908   ($5,916)
      Investment securities            7,561       8,034        (473)        (4,244)       (39)   (4,205)
      Money market investments            96          91           5            857        940       (83)
_________________________________________________________________________________________________________
        Total interest income         44,400      66,956     (22,556)        28,605     38,809   (10,204)
_________________________________________________________________________________________________________

    INTEREST EXPENSE:
      NOW deposits                    (1,496)        657      (2,153)        (1,284)       111    (1,395)
      Savings deposits                  (625)        664      (1,289)        (1,214)      (424)     (790)
      Money market deposits              707       1,856      (1,149)          (430)       713    (1,143)
      Time deposits                    7,009      15,422      (8,413)         8,737      9,330      (593)
      Short-term borrowings            9,531       8,387       1,144         (1,751)      (598)   (1,153)
      Other borrowings                 7,949       9,916      (1,967)        14,050     15,896    (1,846)
_________________________________________________________________________________________________________
        Total interest expense        23,075      36,902     (13,827)        18,108     25,028    (6,920)
_________________________________________________________________________________________________________
    NET INTEREST INCOME              $21,325     $30,054     ($8,729)       $10,497    $13,781   ($3,284)
=========================================================================================================

    The variance not solely due to rate or volume is allocated equally between the rate and volume variances.




                           (Original-page 11)



    THREE-YEAR AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS (TABLE 3)
    (Taxable equivalent basis, $ in thousands)
____________________________________________________________________________________________________________________________________
                                                     1999                            1998                           1997
____________________________________________________________________________________________________________________________________
                                         Average     Interest   Yield/    Average    Interest   Yield/   Average    Interest  Yield/
                                         Balance      & Fees     Rate     Balance     & Fees     Rate    Balance     & Fees    Rate
____________________________________________________________________________________________________________________________________
    EARNING ASSETS:
    Money market investments              $38,610     $2,049     5.31 %    $36,890     $1,953    5.29 %   $19,635     $1,096   5.58
    Investment securities:
      U.S. Treasury and Government
        agencies (1)                    1,233,578     79,564     6.45    1,155,442     74,148    6.42   1,182,362     78,618   6.65
      State and political
        subdivisions                      550,436     41,168     7.48      517,158     39,530    7.64     501,779     40,066   7.98
      Other securities                     67,876      4,641     6.84       60,844      4,134    6.79      49,847      3,372   6.76
____________________________________________________________________________________________________________________________________
        Total investment securities     1,851,890    125,373     6.77    1,733,444    117,812    6.80   1,733,988    122,056   7.04
____________________________________________________________________________________________________________________________________
    Loans: (2) (3)
      Commercial                        1,277,302    111,323     8.72    1,121,514    102,261    9.12     979,587     92,370   9.43
      Commercial real estate            1,107,761     94,026     8.49      894,918     80,246    8.97     754,745     67,878   8.99
      Residential real estate           2,203,418    170,617     7.74    1,948,613    159,282    8.17   1,773,556    147,400   8.31
      Consumer, net of unearned
        income                            808,670     75,999     9.40      749,808     73,351    9.78     781,022     75,169   9.62
      Credit card                          28,403      4,404    15.51       28,892      4,486   15.53      29,452      4,817  16.36
____________________________________________________________________________________________________________________________________
        Total loans                     5,425,554    456,369     8.41    4,743,745    419,626    8.85   4,318,362    387,634   8.98
____________________________________________________________________________________________________________________________________
        Total earning assets            7,316,054   $583,791     7.98 %  6,514,079   $539,391    8.28 % 6,071,985   $510,786   8.41
                                                    ===================              ==================             ================
    Less: Allowance for loan losses       (64,052)                         (58,330)                       (52,380)
    NON-EARNING ASSETS:
      Cash and due from banks             175,922                          156,929                        154,490
      Other assets                        360,580                          354,564                        297,434
                                       __________                       __________                     __________
    TOTAL ASSETS                       $7,788,504                       $6,967,242                     $6,471,529
                                       ==========                       ==========                     ==========
    INTEREST-BEARING LIABILITIES:
      NOW deposits                       $805,348    $10,699     1.33 %   $760,543    $12,195    1.60 %  $754,026    $13,479   1.79
      Savings deposits                    488,343     11,367     2.33      461,365     11,992    2.60     477,144     13,206   2.77
      Money market deposits               712,102     27,445     3.85      664,954     26,738    4.02     647,609     27,168   4.20
      Time deposits                     3,095,636    163,187     5.27    2,810,782    156,178    5.56   2,643,195    147,441   5.58
____________________________________________________________________________________________________________________________________

        Total interest-bearing deposits 5,101,429    212,698     4.17    4,697,644    207,103    4.41   4,521,974    201,294   4.45
      Short-term borrowings               587,537     28,961     4.93      413,333     19,430    4.70     425,666     21,181   4.98
      Other borrowings                    770,934     43,104     5.59      598,022     35,155    5.88     336,397     21,105   6.27
____________________________________________________________________________________________________________________________________
        Total interest-bearing liab.   $6,459,900   $284,763     4.41 % $5,708,999   $261,688    4.58 % 5,284,037   $243,580   4.61
                                                    ===================              ==================             ===============
    NONINTEREST-BEARING LIABILITIES:
      Demand deposits                     613,953                          567,082                        546,311
      Other liabilities                    99,498                           95,056                         81,750
    Shareholders' equity                  615,153                          596,105                        559,431
                                       __________                       __________                     __________
    TOTAL LIABILITIES AND
      SHAREHOLDERS' EQUITY             $7,788,504                       $6,967,242                     $6,471,529
                                       ==========                       ==========                     ==========
    INTEREST MARGIN RECAP:
    Interest income/earning assets                  $583,791     7.98 %              $539,391    8.28 %             $510,786   8.41
    Interest expense/earning assets                  284,763     3.89                 261,688    4.02                243,580   4.01
                                                    ___________________              __________________             _______________
    Net interest margin                             $299,028     4.09 %              $277,703    4.26 %             $267,206   4.40
                                                    ===================              ==================             ===============

    (1) Includes Government agency mortgage-backed securities.
    (2) Includes principal balances of nonaccrual loans.  Interest income relating to nonaccrual loans is included only if received.
    (3) The amount of loan fees is not material in any of the years presented.




                           (Original-page 12)


ASSET/LIABILITY MANAGEMENT- INTEREST RATE SENSITIVITY AND LIQUIDITY Customer preferences for loans and deposits generate certain levels of interest rate risk, which is the impact changing interest rates have on net interest income. Asset/liability management's goal is to maximize and maintain adequate growth of net interest income within certain interest rate sensitivity and liquidity guidelines established by Old National's Balance Sheet Management Committee. This committee, comprised of Old National senior managers, monitors asset/liability issues and guidelines.


Old National uses both static gap and income simulation methods to measure the impact of interest rate changes on its net interest income. Static gap, measured at a point in time, measures interest rate risk as the difference between interest rate-sensitive assets and interest rate-sensitive liabilities within a given repricing period and is expressed as a ratio and as a dollar amount known as the "gap." A ratio of 100% suggests a balanced position between rate-sensitive assets and liabilities within a given repricing period. While the measurement process and related assessment of risk are somewhat imprecise, Old National believes its asset/liability management program allows adequate reaction time for trends in the market place as they occur, thereby minimizing the potential negative effect of its gap position against the event of interest rate changes.

Table 4 below reflects Old National's interest rate sensitivity position within specified time periods and cumulatively over various time horizons. In the table, assets and liabilities are placed in categories based on their actual or expected repricing date. In the 365 day cumulative time frame, the assets to liabilities ratio was 64%, down from 83% in 1998. Asset growth was primarily in time horizons greater than one year while liability growth was slightly more in periods under one year.

Net interest income simulation modeling is used to better quantify the impact of potential interest rate fluctuations on net interest income.
With this understanding, management can best determine possible balance sheet changes, pricing strategies, and appropriate levels of capital and liquidity which allow Old National to generate strong net interest income while controlling and monitoring interest rate risk. Old National simulates both an immediate interest rate shock up and down 200 basis points and a gradual change in rates of 200 basis points up or down over 12 months and sustained for additional 12 months. Key model assumptions include asset prepayment speeds; changes in market conditions, loan volumes, and pricing; deposit sensitivity; and customer preferences and are inherently uncertain. The model cannot precisely estimate net interest income or the impact of interest rate changes. Actual results will differ from the simulated results due to timing, magnitude and frequency of interest rate changes, changes in market conditions, management strategies, among other factors. Old National's policy limit using the gradual rate change for the maximum negative impact on net interest income over 12 months is 10%. At December 31, 1999, Old National was well within that limit as the model's fluctuation was 2% for the first 12 months and less than 5% for the total 24 month period.



  ANALYSIS OF INTEREST RATE SENSITIVITY AT DECEMBER 31, 1999 (TABLE 4)
  ($ in thousands)
_______________________________________________________________________________________________________

                                              1-180      181-365        1-5        Beyond
                                               Days        Days        Years      5 years        Total
_______________________________________________________________________________________________________
    RATE-SENSITIVE ASSETS:
      Money market investments               $39,478           $0          $0           $0      $39,478
      Investment securities                   93,601      $57,469     371,698   $1,298,671    1,821,439
      Loans, net of unearned income        1,702,466      605,138   1,722,823    1,684,116    5,714,543
_______________________________________________________________________________________________________
        Total rate sensitive assets        1,835,545      662,607   2,094,521    2,982,787   $7,575,460
_______________________________________________________________________________________________________

    RATE-SENSITIVE LIABILITIES:
      Deposits                             1,994,958      718,774   1,007,825    1,596,500    5,318,057
      Other borrowed funds                 1,133,356       49,753     222,463       64,842    1,470,414
_______________________________________________________________________________________________________
        Total rate-sensitive liabilities   3,128,314      768,527   1,230,288    1,661,342   $6,788,471
_______________________________________________________________________________________________________
    Interest sensitivity gap
        per period                       ($1,292,769)    $105,920)    $864,233  $1,321,445
_______________________________________________________________________________________________________
    Cumulative gap                       ($1,292,769) ($1,398,689)   ($534,456)   $786,989
    Cumulative ratio at
      December 31, 1999 (1)                      59 %         64 %         90 %        112 %
    Cumulative ratio at
      December 31, 1998 (1)                      80 %         83 %        116 %        114 %
=======================================================================================================

    (1) Rate-sensitive assets/rate-sensitive liabilities.



                           (Original-page 13)


LIQUIDITY MANAGEMENT
In addition to the interest rate sensitivity the Balance Sheet Management Committee monitors the company's liquidity position. The objective is to ensure the ability to meet cash flow needs of customers, such as new loan demand and deposit withdrawals, while at the same time maximizing lending and investment opportunities.

Failure to properly manage liquidity requirements may result in the need to satisfy customer withdrawals and other obligations with expensive funding sources. Too much liquidity on the balance sheet is similarly undesirable as earnings will suffer due to underutilized resources. Old National's banking operations maintain adequate liquidity with sufficient levels of liquid assets, unpledged securities, deposit growth, and other alternative funding sources, such as the Federal Home Loan Bank ("FHLB") and the Federal Reserve Bank. At December 31, 1999, the bank's debt rating was rated A3 by Moody's and A- by Standard and Poor's.

The parent company's sources of liquidity include: bank lines of credit, capital markets, and affiliate banks' dividends which are subject to regulatory limits and in some cases require regulatory approval. Note 10 and 13 of the supplemental consolidated financial statements address this further. At year-end 1999 Old National had $75 million in available lines of credit from unaffiliated banks. Old National has capacity to issue up to $85.7 million of a $150 million medium term note program available for future liquidity needs. At December 31, 1999, these securities were rated Baa1 by Moody's and BBB+ by Standard and Poor's.

NONINTEREST INCOME
Besides net interest income, Old National generates additional revenue, noninterest income, through fees and sales commissions from its core banking franchise and other related businesses, such as investments products and insurance. Noninterest income, excluding securities transactions, grew 12.3% in 1999 compared to 15.1% in 1998.

The trust fee income grew 10.7% in 1999 and 13.6% in 1998. Trust fees benefited from a strong equity market in both years which was partially offset by a poor bond market in 1999. Service charges on deposit accounts rose dramatically in 1999 with a 22.1% increase compared to a 2.2% in 1998. As part of One Bank, Worry Free Checking was introduced which produced higher levels of collectible overdraft fees. Loan servicing fees were relatively unchanged in 1999, up 2.9%, after a 1.1% decline in 1998. Lower mortgage banking and commercial loan fees in 1999 negated higher consumer loan fees. Bank-owned life insurance revenue, a new initiative in 1998, represented income on officers's life insurance coverage, and in 1999 Old National had a full year of the revenue. Insurance sales hit $6.5 million, up 12.9% in 1999 after 8.4% growth in 1998. The Sycamore Agency purchased on December 31, 1999 is not included, but will contribute additional revenue in 2000. Investment and brokerage business increased 22.3% in 1999 with revenue exceeding $6.8 million, compared to 7.1% growth in 1998. The coordination of trust and brokerage services contributed to this growth. The remaining other income category was down $0.4 million from 1998 which included loan sale gains.

In 1999 Old National realized $2.6 million in net securities gains as management restructured the investment portfolio and used these one-time gains to partially offset the one-time charter consolidation expenses. During 1998 and 1997, Old National had lower levels of security sales.

Table 5 below presents changes in the components of noninterest income for the years 1997 through 1999.


   NONINTEREST INCOME (TABLE 5) ($ in thousands)
________________________________________________________________________________________________________
                                                                                        % Change From
                                                                                          Prior Year
________________________________________________________________________________________________________
                                                 1999        1998         1997         1999       1998
________________________________________________________________________________________________________
    Trust fees                                 $21,587     $19,501      $17,162        10.7 %     13.6 %
    Service charges on deposit
      accounts                                  25,094      20,550       20,100        22.1        2.2
    Loan servicing fees                          5,494       5,337        5,394         2.9       (1.1)
    Insurance premiums and commissions           6,508       5,765        5,318        12.9        8.4
    Investment product fees                      6,860       5,609        5,237        22.3        7.1
    Bank-owned life insurance                    4,260       3,860            0        10.4        N/M
    Other income                                10,534      10,931        8,930        (3.6)      22.4
________________________________________________________________________________________________________
        Subtotal                                80,337      71,553       62,141        12.3       15.1
    Net securities gains                         2,637       1,090          364       141.9      199.5
________________________________________________________________________________________________________
        Total noninterest income               $82,974     $72,643      $62,505        14.2 %     16.2 %
========================================================================================================

    N/M = Not meaningful


                           (Original-page 14)

NONINTEREST EXPENSE
The banking industry continues to improve its efficiency through mergers and technology advancements. The challenge for Old National and the industry is to achieve cost efficiencies while still providing quality customer service. One key ratio used to evaluate performance is the efficiency ratio, with lower percentages representing positive trends. Old National=s efficiency ratio, (noninterest expense divided by net interest income, tax equivalized, plus noninterest income, excluding securities gains) was 58.94% in 1999 and 56.88% in 1998 and 56.58% in 1997. In 1999
consolidation expenses of $5.5 million negatively impacted this ratio. If these are removed, the ratio for 1999 would have been 57.49%.

Salaries and benefits, which comprised over 50% of total noninterest expense, grew 14.5% in 1999 and 5.5% in 1998. As a part of charter restructuring in 1999, Old National had duplicate expenses as centralized operations were staffed up to take over certain functions, but did not fully take over these operations until late in the year. Old National's strong earnings results and retirements, severance, and incentives linked to charter reduction which totaled $2.0 million in 1999 combined to increase incentives by $2.9 million over 1998 levels. Equipment expense increased 0.4% in 1999 after a 9.7% increase in 1998 partially due to accelerated depreciation on equipment to be upgraded. Marketing expense increased 13.7% in 1999 compared to a 8.9% in 1998. In 1999 Old National had several corporate-wide promotions, such as Worry Free checking, Y2K advertising, and charter consolidation marketing efforts. Data processing expense rose over 11% in both 1999 and 1998. In 1998 Old National outsourced credit card processing which increased this particular expense. In 1999 Old National had a full year of this outsource expense and additional costs and higher expenses related to Y2K. Communications and transportation expense increased 10.6% in 1999 and 4.0% in 1998. Higher postage in 1999 influenced by Y2K and restructuring represented over half of the overall increase. Professional fees increased 50.4% in 1999 and 38.3% in 1998, a big portion of which related to consolidation consulting services. Other expense rose 4.3% in 1999 and 5.9% in 1998.

Table 6 below presents changes in the components of noninterest expense for the years 1997 through 1999.


 NONINTEREST EXPENSE (TABLE 6)  ($ in thousands)
_______________________________________________________________________________________________________________
                                                                                                % Change From
                                                                                                  Prior Year
                                                                                               _______________
                                                         1999         1998          1997       1999       1998
________________________________________________________________________________________________________________
    Salaries and employee benefits                     $129,351     $112,942      $107,077     14.5 %      5.5 %
    Occupancy expense                                    13,987       12,362        12,143     13.1        1.8
    Equipment expense                                    16,585       16,514        15,056      0.4        9.7
    Marketing expense                                     8,034        7,066         6,486     13.7        8.9
    FDIC insurance premiums                                 929          700           756     32.7       (7.4)
    Data processing expense                              10,882        9,756         8,690     11.5       12.3
    Communications and transportation expense             8,755        7,918         7,615     10.6        4.0
    Professional fees                                     7,589        5,045         3,648     50.4       38.3
    Other expense                                        27,471       26,341        24,874      4.3        5.9
________________________________________________________________________________________________________________
        Total noninterest expense                      $223,583     $198,644      $186,345     12.6 %      6.6 %
================================================================================================================



PROVISION FOR INCOME TAXES
Old National records a provision for income taxes currently payable and for income taxes payable in the future which arise due to timing differences in the recognition of certain items for financial statement and income tax purposes. The major differences between the effective tax rate applied to Old National's financial statement income and the federal statutory rate are caused by interest on tax-exempt securities and loans and state income taxes. Old National's effective tax rate was 25.8% in 1999, 29.3% in 1998, and 30.5% in 1997. The drop in rate in 1999 was due to a change in state tax laws and the implementation of certain tax saving strategies. See Note 7 to the supplemental consolidated financial statements for additional details on Old National's income tax provision.

                           (Original-page 15)

INTERIM FINANCIAL DATA
Table 7 below provides a detailed summary of quarterly results of operations for the years ended December 31, 1999 and 1998. These results contain all normal and recurring adjustments of a material nature necessary for a fair and consistent presentation.


 INTERIM FINANCIAL DATA (TABLE 7)
    (Unaudited, $ and shares in thousands except per share data)
_______________________________________________________________________________________________________
                                                                       Quarter Ended
_______________________________________________________________________________________________________
                                                      December     September        June         March
                                                         31           30             30            31
_______________________________________________________________________________________________________
    1999:
    Interest income                                   $147,421      $145,274      $139,203     $133,969
    Interest expense                                    76,707        73,469        68,672       65,915
_______________________________________________________________________________________________________
      Net interest income                               70,714        71,805        70,531       68,054
    Provision for loan losses                            4,192         3,515         3,699        3,392
    Noninterest income                                  21,446        20,879        21,029       19,620
    Noninterest expense                                 61,484        54,845        54,771       52,483
_______________________________________________________________________________________________________
      Income before income taxes                        26,484        34,324        33,090       31,799
    Income taxes                                         4,606         9,527         9,207        9,100
_______________________________________________________________________________________________________
      Net income from continuing operations             21,878        24,797        23,883       22,699
    Discontinued operations                               $618            $0         3,483            0
_______________________________________________________________________________________________________
      Net income                                       $22,496       $24,797       $27,366      $22,699
=======================================================================================================
    Net income from continuing operations per share:
      Basic                                              $0.39         $0.43         $0.41        $0.40
      Diluted                                            $0.38         $0.42         $0.40        $0.39
=======================================================================================================
    Net income per share:
      Basic                                              $0.40         $0.43         $0.47        $0.40
      Diluted                                            $0.39         $0.42         $0.46        $0.39
=======================================================================================================
    Weighted average shares:
      Basic                                             56,700        57,415        57,539       57,390
      Diluted                                           58,305        59,443        59,644       59,546
=======================================================================================================

    1998:
    Interest income                                   $133,425      $133,385      $129,408     $127,303
    Interest expense                                    66,742        67,791        64,533       62,622
_______________________________________________________________________________________________________
      Net interest income                               66,683        65,594        64,875       64,681
    Provision for loan losses                            4,562         3,443         3,558        3,424
    Noninterest income                                  19,639        18,371        17,846       16,787
    Noninterest expense                                 53,554        48,865        48,320       47,905
_______________________________________________________________________________________________________
      Income before income taxes                        28,206        31,657        30,843       30,139
    Income taxes                                         7,777         8,655         9,594        9,376
_______________________________________________________________________________________________________
      Net income from continuing operations             20,429        23,002        21,249       20,763
    Discontinued operations                                  0             0        (9,193)        (661)
_______________________________________________________________________________________________________
      Net income                                       $20,429       $23,002       $12,056      $20,102
=======================================================================================================
    Net income from continuing operations per share:
      Basic                                              $0.36         $0.40         $0.37        $0.36
      Diluted                                            $0.35         $0.39         $0.36        $0.35
=======================================================================================================
    Net income per share:
      Basic                                              $0.36         $0.40         $0.21        $0.35
      Diluted                                            $0.35         $0.39         $0.21        $0.34
=======================================================================================================
    Weighted average shares:
      Basic                                             56,944        57,217        57,487       56,996
      Diluted                                           59,125        59,537        59,818       59,902
=======================================================================================================



                           (Original-page 16)

FINANCIAL CONDITION

OVERVIEW

Total assets reached $8.1 billion at December 31, 1999, 10.6% higher than the prior year-end. Loans increased $656.2 million or 13.0%. Total liabilities grew $796.8 million or 11.8% over 1998. Deposits rose 9.7% or $526.2 million while other sources funded the remainder of the asset growth.

INVESTMENT SECURITIES
Investment securities at December 31, 1999 comprised 22% of total assets, down from 24% at year end 1998. Investment securities increased $59.9 million, 3.4% over 1998, as the focal point for asset growth was loans rather than investments.

While it does not actively trade its investment securities, Old National has classified all securities as available-for-sale to maximize flexibility to adapt to interest rate changes. The principal and interest payments along with the ability to pledge or liquidate, if necessary, available-for-sale securities provide funding to help meet unforeseen liquidity needs. The entire portfolio has an effective duration of 4.10 years.

At December 31, 1999, Old National held investment securities issued by the certain states and their political subdivisions with the following aggregate market value: $104.3 million by Illinois, $102.0 million by Indiana. There were no other concentrations of investment securities issued by an individual state and its political subdivisions which were greater than 10% of shareholders' equity.

Average yields on the investment securities portfolio are calculated on a taxable equivalent basis. Yields are based on the amortized cost and are weighted for the scheduled maturity of each investment. At year-end, average yields for the entire portfolio were 6.97% in 1999, 6.95% in 1998, and 7.21% in 1997. The portfolio yield rose slightly in 1999 as the reinvestment rates increased after the lower rate environment in 1998.

Table 8 below presents the maturity distribution of the investment portfolio, along with weighted average yields thereon.


 MATURITY DISTRIBUTION OF INVESTMENT SECURITIES (TABLE 8) ($ in thousands)
___________________________________________________________________________________________________________________________
                                                                      December 31, 1999
___________________________________________________________________________________________________
                                                    Within     1 - 5    5 - 10    Beyond
                                                    1 Year     Years     Years  10 Years     Total       1998        1997
____________________________________________________________________________________________________________________________
    FAIR VALUE:
    U.S. Treasury                                  $17,635   $17,885        $0    $3,746    $39,266    $107,513    $147,403
    U.S. Government agencies
      and corporations                             113,958   196,509    35,587     6,033    352,087     314,420     278,777
    Mortgage-backed securities                      37,163    89,219   427,080   247,589    801,051     739,741     731,314
    States and political
      subdivisions                                  30,252   216,665   248,890    53,373    549,180     536,158     507,852
    Other securities                                 1,159     2,550       781    75,365     79,855      63,728      53,103
____________________________________________________________________________________________________________________________
        Total                                     $200,167  $522,828  $712,338  $386,106 $1,821,439  $1,761,560  $1,718,449
============================================================================================================================



    AMORTIZED COST:
    U.S. Treasury                                  $17,629   $18,166        $0    $4,035    $39,830    $105,683    $146,094
    U.S. Government agencies
      and corporations                             117,225   202,998    37,384     6,294    363,901     309,009     275,445
    Mortgage-backed securities                      37,371    89,829   447,249   258,699    833,148     733,821     722,832
    States and political
      subdivisions                                  30,053   214,590   253,359    55,251    553,253     516,007     490,505
    Other securities                                 1,150     2,542       781    75,565     80,038      63,845      53,173
____________________________________________________________________________________________________________________________
        Total                                     $203,428  $528,125  $738,773  $399,844 $1,870,170  $1,728,365  $1,688,049
============================================================================================================================

    Weighted average yield, based on amortized cost
      (taxable equivalent basis)                      6.91 %    7.13 %    6.91 %    6.89 %     6.97 %      6.95 %      7.21 %
============================================================================================================================



                           (Original-page 17)


LENDING AND LOAN ADMINISTRATION
The key to Old National's success has long been its credit culture which features decision-making near the customer with corporate oversight. Community loan personnel have the authority to extend credit under guidelines established and administered by Old National's Credit Policy Committee. This committee, which meets quarterly, includes members of Old National's and community bank management. The committee monitors credit quality through its review of information such as delinquencies, problem loans, and charge-offs. The committee regularly reviews the loan policy to assure it remains appropriate for the current lending environment. Executive and credit committees at the local level provide additional knowledge, judgment, and experience to Old National's lending administration.

Old National maintains an independent corporate loan review program. Its loan review system evaluates loan administration, credit quality, compliance with corporate loan standards, and the adequacy of the allowance for loan losses. This program includes periodic on-site visits as well as regular off-site reviews of problem loan reports, delinquencies, and charge-offs.

Old National lends to commercial customers in various industries including manufacturing, agribusiness, transportation, mining, wholesaling, and retailing. Old National's policy is to concentrate its lending activity in the geographic market areas it serves, primarily Indiana, Illinois, and
Kentucky.   Old National has no concentration of loans in any single
industry exceeding 10% of its portfolio nor does its portfolio contain any loans to finance speculative transactions, such as large, highly leveraged buyouts or loans to foreign countries.

The 13.0% loan growth in 1999 was spread among all major categories, but was strongest in the commercial sector. Commercial real estate led all loan types with a 18.8% increase in 1999 following 22.0% growth in 1998. Commercial loans grew consistently with 13.4% in 1999 compared to 13.6% in 1998. The $60.7 million commercial loan made in 1998 to finance the sale of Old National's consumer finance subsidiary paid off in 1999.
Residential real estate loan growth reached 8.1% in 1999, down from 12.3% in 1998. Higher interest rates in the last half of 1999 impacted new originations. Consumer credit increased 15.1% in 1999 after a 4.3% decrease in 1998. This growth included direct loans with consumers, loans acquired from dealers and direct home equity loans. In 1999 as part of the common product drive, a corporate-wide promotion for home equity loans
contributed to this growth.   The portfolio is well diversified with 23% of
the portfolio in commercial loans, 24% in commercial real estate, 37% in residential real estate, and 16% in consumer credit. Over the past five years commercial and commercial real estate loans have grown faster relative to the other categories.

Old National's commercial lending is primarily to small to medium-sized businesses in various industries in its region. Commercial real estate loans are generally made to similar companies in Old National's geographical area. These industries have been stable in Old National's market area and provide opportunities for growth. A significant percentage of commercial loans are due within one year, reflecting the short-term nature of a large portion of these loans. Table 9 on page 19 presents the maturity distribution and rate sensitivity of commercial loans and an analysis of these loans which have predetermined and floating interest rates.

Residential real estate loans, primarily 1-4 family properties, represent the most significant portion of the loan portfolio. This sector's percentage of our total loan portfolio has remained fairly constant over the last several years. Old National's portfolio includes both adjustable rate and fixed rate loans.

Consumer loans include automobile loans, personal and home equity loans and lines of credit, student loans, and credit card loans.

Loans in most categories have grown steadily over the past four years. Commercial loans increased an average of 10.7% per year between 1995 and 1999. Commercial real estate grew 18.0% and residential real estate loans grew 9.1% over the same period, while consumer loans rose 2.9%. Table 10 on page 19 presents the composition of the loan portfolio for each of the last five years.


                           (Original-page 18)


 DISTRIBUTION OF LOAN MATURITIES AT DECEMBER 31, 1999 (TABLE 9) ($ in thousands)

                                               Within          1-5          Beyond
                                               1 Year         Years         5 years        Total
__________________________________________________________________________________________________
    Commercial                               $635,259       $440,899       $266,853     $1,343,011

    Predetermined interest rates             $194,763       $269,964       $149,769       $614,496
    Floating interest rates                   440,496        170,935        117,084        728,515
__________________________________________________________________________________________________
        Total                                $635,259       $440,899       $266,853     $1,343,011
==================================================================================================


   LOAN PORTFOLIO AT YEAR-END (TABLE 10) ($ in thousands)
______________________________________________________________________________________________________________________
                                                                                                            Four Year
                                               1999         1998          1997        1996         1995    Growth Rate
______________________________________________________________________________________________________________________
    Commercial                              $1,343,011   $1,184,815   $1,042,656    $939,686     $893,289     10.7 %
    Commercial real estate                   1,372,230    1,154,890      946,299     828,024      708,852     18.0%
    Residential real estate                  2,106,494    1,948,820    1,735,557   1,575,060    1,486,798      9.1
    Consumer credit                            898,706      781,067      816,082     850,179      800,993      2.9
______________________________________________________________________________________________________________________
        Total loans                          5,720,441    5,069,592    4,540,594   4,192,949    3,889,932     10.1 %
        Less: Unearned income                    5,898       11,222       14,073      21,098       27,133
______________________________________________________________________________________________________________________
        Subtotal                             5,714,543    5,058,370    4,526,521   4,171,851    3,862,799
        Less: Allowance for
______________________________________________________________________________________________________________________
                loan losses                     65,685       59,371       55,567      49,580       48,120
        Net loans                           $5,648,858   $4,998,999   $4,470,954  $4,122,271   $3,814,679
=======================================================================================================================

    COMPOSITION OF LOAN PORTFOLIO BY TYPE
    Commercial and development                    23.5 %       23.4 %       23.0 %      22.5 %       23.1 %
    Commercial real estate                        24.0         22.8         20.9        19.8         18.4
    Residential real estate                       36.8         38.5         38.3        37.8         38.5
    Consumer credit                               15.7         15.3         17.8        19.9         20.0
===========================================================================================================



The adequacy of the allowance for loan losses is evaluated on a quarterly basis. This evaluation is based on reviews of specific loans, changes in the loan type and volume of the portfolios given current and anticipated economic conditions, and historical loss experience. Loans are charged off when they are deemed uncollectible.

Charge-offs, net of recoveries, totaled $9.5 million in 1999, compared to $11.2 million in 1998 and $9.3 million in 1997. The most significant improvement in net charge-offs occurred within the consumer portfolio. In 1997 management revised it underwriting policies to address the changing nature and risk of consumer lending. Charge-off levels for consumer loans have declined in both 1998 and 1999. Net charge-offs to average loans have consistently ranged from 0.17% to 0.28% for the last five years.

Old National makes monthly provisions at levels deemed necessary to provide assurance that the allowance for loan losses is sufficient to absorb estimated losses in the loan portfolio. For homogeneous loans, such as residential mortgage, consumer, and credit card, provision levels are determined using historic loss factors. For non-homogeneous loans, management allocates specific losses to loans in the highest risk categories with provisions for the remainder of the portfolio using historic loss factors. In addition, provisions reflect other risks affecting the loan portfolio, such as economic conditions in the geographic area, specific industry financial conditions, experience of lending staff and borrower risk associated with Year 2000. The provision for loan losses was $14.8 million in 1999, slightly lower than $15.0 million in 1998 and $15.3 million in 1997. The lower provision levels reflect the loan portfolio's performance as a result of the strong economy in Old National's markets.

                           (Original-page 19)


Table 11 below summarizes activity in the allowance for loan losses for the years 1995 through 1999, along with an allocation of the year-end balances and related statistics for the allowance and net charge-offs.


  ALLOWANCE FOR LOAN LOSSES (TABLE 11) ($ in thousands)

    ______________________________________________________________________________________________________________________
                                                       1999          1998           1997          1996           1995
    ______________________________________________________________________________________________________________________
    ANALYSIS:
    Allowance for loan losses,
    _____________________________________________________________________________________________________________________
      January 1                                      $59,371       $55,567        $49,580       $48,120        $48,280
    Loans charged off:
      Commercial                                       6,977         4,938          3,825         4,756          5,491
      Commercial and residential real estate           1,524         1,312            736           852          1,254
      Consumer credit                                  8,358         8,772          9,523        10,227          5,803
    _____________________________________________________________________________________________________________________
        Total charge-offs                             16,859        15,022         14,084        15,835         12,548
    _____________________________________________________________________________________________________________________
    Recoveries on charged-off loans:
      Commercial                                       2,975         1,374          1,652         2,327          1,688
      Commercial and residential real estate             443           376          1,209           350            384
      Consumer credit                                  3,957         2,089          1,945         1,895          1,307
    _____________________________________________________________________________________________________________________
        Total recoveries                               7,375         3,839          4,806         4,572          3,379
    _____________________________________________________________________________________________________________________
    Net charge-offs                                    9,484        11,183          9,278        11,263          9,169
    Provision charged to expense                      14,798        14,987         15,265        12,723          9,009
    Acquired from acquisition                          1,000             0              0             0              0
    _____________________________________________________________________________________________________________________
    Allowance for loan losses,
      December 31                                    $65,685       $59,371        $55,567       $49,580        $48,120
    =====================================================================================================================

    Average loans for the year                    $5,425,554    $4,743,745     $4,318,362    $3,994,795     $3,768,219
    Allowance/year-end loans                            1.15 %        1.17 %         1.23 %        1.19 %         1.25 %
    Allowance/average loans                             1.21          1.25           1.29          1.24           1.28
    Net charge-offs/average loans                       0.17          0.24           0.21          0.28           0.24


    ALLOCATION AT DECEMBER 31:
    Commercial                                       $28,386       $26,277        $26,211       $23,131        $25,013
    Commercial and residential real estate            26,474        15,513         15,210        14,594         14,298
    Consumer credit                                   10,825        17,581         14,146        11,855          8,809
    _____________________________________________________________________________________________________________________
    Total                                            $65,685       $59,371        $55,567       $49,580        $48,120
    =====================================================================================================================



Assets determined by the various evaluation processes to be under-performing receive special attention by Old National management. Under-performing assets consist of: 1) nonaccrual loans where the ultimate collectibility of interest is uncertain, but the principal is considered collectible; 2) loans which have been renegotiated to provide for a reduction or deferral of interest or principal because the borrower's financial condition deteriorated; 3) loans with principal or interest past due ninety (90) days or more; and 4) foreclosed properties. Each month, problem loan reports are prepared and reviewed at both the community and holding company levels. These reports include loans which show signs of being unable to meet debt obligations in the normal course of business, carry other characteristics deemed by bank management to warrant special attention, or have been criticized by regulators in the examination process. Besides the loans classified as under-performing, management closely monitors loans totaling $136.7 million at December 31, 1999, for the borrowers' ability to comply with present repayment terms. For these loans the existing conditions do not warrant either a partial charge-off or classification as nonaccrual. Management believes it has taken a conservative approach in its evaluation of under-performing credits and the loan portfolio in general, both in acknowledging the portfolio's general condition and in establishing the allowance for loan losses.

Under-performing assets as of year-end totalled $28.6 million in 1999 and $31.0 million in 1998. As a percent of total loans and foreclosed properties, under-performing assets at December 31 were fairly consistent with 0.50% in 1999, 0.61% in 1998, and 0.52% in 1997. The growth in nonaccruals in 1998 reflected a conservative nonaccrual policy and not a general deterioration of the portfolio. At December 31, 1999, the allowance for loan loss to under-performing assets ratio improved to 229.33% from 191.40% in 1998 and 234.61% in 1997. Said in another way, at
December 31, 1999 Old National had set aside $2.29 for every dollar of under-performing assets.

                           (Original-page 20)

Table 12 below presents the components of under-performing assets as of December 31, for the last five years.



  UNDER-PERFORMING ASSETS (TABLE 12) ($ in thousands)
______________________________________________________________________________________________________________________
                                                            1999         1998         1997           1996        1995
______________________________________________________________________________________________________________________
    Nonaccrual loans                                      $19,286      $19,074      $12,626        $14,680      $8,276
    Renegotiated loans                                        450          458          920            895       2,093
    Past due loans (90 days or more):
      Commercial                                            1,797        1,113        1,787          1,356       1,617
      Commercial and residential real estate                2,462        5,802        3,077          2,835       2,982
      Consumer                                                947        1,388        1,288            963       1,194
______________________________________________________________________________________________________________________
        Total                                               5,206        8,303        6,152          5,154       5,793
______________________________________________________________________________________________________________________
    Foreclosed properties                                   3,700        3,184        3,987          3,332       2,039
______________________________________________________________________________________________________________________
     Total under-performing assets                        $28,642      $31,019      $23,685        $24,061     $18,201
======================================================================================================================
    Under-performing assets as a %
      of total loans and
      foreclosed properties                                  0.50 %       0.61 %       0.52 %         0.58 %      0.47 %
    Allowance for loan loss/
     under-performing assets                               229.33       191.40       234.61         206.06      264.38
=======================================================================================================================


Interest income of approximately $1.7 million would have been recorded in 1999 on nonaccrual and restructured loans if such loans had been accruing interest throughout the year in accordance with their original terms. The amount of interest income actually recorded in 1999 on nonaccrual and restructured loans was $1.3 million.

DEPOSITS AND OTHER FUNDING
Customer deposits provide the funding needs and include noninterest-bearing demand, regular savings and NOW accounts, money market accounts, and certificates of deposits. Average deposits increased 8.6% in 1999 compared to the 3.9% in 1998. Growth in 1999 was strong in most deposit categories. Other time deposits increased 10.1% in 1999 and included brokerage certificate of deposits of $487.8 million in 1999, $233.2 million in 1998, and $105.1 million in 1997.

Table 13 below presents changes in the average balances of all funding sources for the years 1997 through 1999.



 FUNDING SOURCES - AVERAGE BALANCE (TABLE 13) ($ in thousands)
______________________________________________________________________________________________________
                                                                                     % Change From
                                                                                       Prior Year
                                                                                    __________________
                                              1999         1998           1997      1999        1998
______________________________________________________________________________________________________
    Demand deposits                        $613,953     $567,082       $546,311      8.3 %       3.8 %
    NOW deposits                            805,348      760,543        754,026      5.9         0.9
    Savings deposits                        488,343      461,365        477,144      5.8        (3.3)
    Money market deposits                   712,102      664,954        647,609      7.1         2.7
    Time deposits                         3,095,636    2,810,782      2,643,195     10.1         6.3
______________________________________________________________________________________________________
        Total deposits                    5,715,382    5,264,726      5,068,285      8.6         3.9
______________________________________________________________________________________________________
    Short-term borrowings                   587,537      413,333        425,666     42.1        (2.9)
    Other borrowings                        770,934      598,022        336,397     28.9        77.8
______________________________________________________________________________________________________
        Total funding sources            $7,073,853   $6,276,081     $5,830,348     12.7 %       7.6 %
======================================================================================================



                           (Original-page 21)

Other borrowings increased $172.9 million and primarily included FHLB
advances.   Table 14 below presents a maturity distribution for
certificates of deposit with denominations of $100,000 or more.



 CERTIFICATES OF DEPOSIT, $100,000 AND OVER (TABLE 14) ($ in thousands)
__________________________________________________________________________________________________________
                                                           Maturity Distribution
                                __________________________________________________________________________
                Year-End             1-90                 91-180                181-365             Beyond
                Balance              Days                  Days                   Days              1 Year
__________________________________________________________________________________________________________
1999            $374,486           $182,652               $74,678               $71,714            $45,442
1998             482,393            205,644               107,255                89,980             79,514
1997             458,389            208,144                91,626                68,960             89,659
__________________________________________________________________________________________________________




BORROWINGS
Other short-term sources of funds include overnight borrowings from other financial institutions, securities sold under agreements to repurchase which generally mature within 30 days, and borrowings under U.S. Treasury demand notes. Collectively, the average short-term borrowings rose $174.2 million in 1999. The steeper yield curve of 1999 and the uncertainty surrounding Y2K in the fixed income markets made short-term borrowings an attractive funding alternative in 1999. Additionally, the consolidation of Old National's banking charters increased its ability to consistently access the overnight Federal funds purchased market.

Table 15 below presents the distribution of Old National's short-term borrowings and related weighted average interest rates for each of the last three years.


    SHORT-TERM BORROWINGS (TABLE 15) ($ in thousands)
______________________________________________________________________________________________________
                                                                                             Other
                                                    Funds            Repurchase            Short-term
                                                  Purchased          Agreements            Borrowings
______________________________________________________________________________________________________
    1999:
    Outstanding at year-end                        $409,511           $234,089               $65,760
    Average amount outstanding                      176,513            302,148               108,876
    Maximum amount outstanding at
      any month-end                                 413,386            335,187               240,913
    Weighted average interest rate:
      During year                                      5.25 %             4.65 %                5.19 %
      End of year                                      4.90               5.62                  4.36
    1998:
    Outstanding at year-end                        $298,250           $197,189               $20,397
    Average amount outstanding                       86,105            217,306               109,922
    Maximum amount outstanding at
      any month-end                                 304,610            238,661               183,577
    Weighted average interest rate:
      During year                                      5.58 %             4.90 %                5.80 %
      End of year                                      5.34               4.52                  5.03
    1997:
    Outstanding at year-end                        $185,200           $219,858               $59,498
    Average amount outstanding                       79,859            225,562               120,245
    Maximum amount outstanding at
      any month-end                                 190,825            251,654               197,337
    Weighted average interest rate:
      During year                                      5.58 %             4.99 %                4.55 %
      End of year                                      6.34               5.18                  5.83
======================================================================================================


                           (Original-page 22)


Other borrowings generally provide longer term funding and include debt from the FHLB comprised of both short- and long-term maturities, medium term notes, and convertible subordinated debentures.

In 1997 Old National registered a $150 million medium term note program and issued $10 million in 1998 and $54.3 million in 1997. These borrowings, combined with prior issuances, totaled $96.3 million at December 31, 1999 and have a weighted average effective interest rate of 6.81% with maturities between 2000 and 2007. The funds were used to reduce Old National's lines of credit.

Holders of Old National's 8% convertible debentures converted principal amounts of $9.3 million in 1999 and $8.4 million in 1998. These conversions resulted in the issuance of common stock shares totaling 711,000 in 1999 and 415,000 in 1998 with an corresponding increase in shareholders' equity.


CAPITAL RESOURCES

Shareholders' equity was $585.0 million or 7.2% of total assets at December 31, 1999, and $605.8 million or 8.3% at December 31, 1998. Old National paid $0.63 cash dividends per share in 1999 which totaled $35.6 million restated for the stock split paid in May 1999 and the 5% stock dividend paid in January 2000).

Treasury shares were repurchased to provide shares for reissuance under Old National's dividend reinvestment and stock purchase plan and for stock dividends. Treasury shares repurchased reduced shareholders' equity by $78.5 million in 1999 and $47.1 million in 1998. Shares reissued pursuant to the above programs and in connection with conversions of Old National's subordinated debentures added to shareholders' equity $27.4 million in 1999 and $26.4 million in 1998.

The accumulated other comprehensive income component of equity is primarily comprised of unrealized security gains(losses), net of tax. In the rising rate environment during late 1999, this shifted from a positive or gain of $20.1 million to a negative or loss of $29.3 million. This basically represents the estimated unrealized loss, net of tax, on Old National's available-for-sale investment security portfolio at year-end.

Old National and the banking industry are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can elicit certain mandatory actions by regulators that, if undertaken, could have a direct material effect on Old National's financial statements. Capital adequacy in the banking industry is evaluated primarily by the use of ratios which measure capital against assets and certain off-balance-sheet items. Certain ratios weight these assets based on risk characteristics according to regulatory accounting practices. At December 31, 1999, Old National and its bank subsidiaries exceeded the regulatory minimums and met the regulatory definition of well-capitalized. Capital ratios for Old National and its significant bank subsidiary and the regulatory guidelines are presented in Table 16 on page 24.


                           (Original-page 23)



  CAPITAL STRUCTURE AND REGULATORY GUIDELINES (TABLE 16) ($ in thousands)
___________________________________________________________________________________________________________________________________
                                                          Regulatory Guidelines                         December 31,
___________________________________________________________________________________________________________________________________

    Old National Bancorp (Consolidated)                 Minimum  Well-Capitalized             1999          1998           1997
    TIER 1 CAPITAL:
      Shareholders' equity (1)                                                              $614,316      $585,718       $561,411
      Less intangibles                                                                       (33,531)      (27,393)       (22,233)
___________________________________________________________________________________________________________________________________
        Tier 1 capital                                                                       580,785       558,325        539,178
    TIER 2 CAPITAL:
      Subordinated debentures                                                                 12,782        21,963         30,407
      Qualifying allowance for loan losses                                                    65,255        58,652         54,239
___________________________________________________________________________________________________________________________________
        Total capital                                                                       $658,822      $638,940       $623,824
===================================================================================================================================
      Risk adjusted assets                                                                $5,457,624    $4,894,768     $4,402,106
===================================================================================================================================
      Tier 1 capital to risk-adjusted assets                 4.00 %        6.00 %              10.64 %       11.41 %        12.25 %
      Total capital to risk-adjusted assets                  8.00         10.00                12.07         13.05          14.17
      Tier 1 capital to quarterly average assets
        (leverage ratio)                                     4.00          5.00                 7.46 %        8.01 %         8.30 %
===================================================================================================================================

    Old National Bank
    TIER 1 CAPITAL:
     Shareholders' equity (1)                                                               $50l,390      $487,653       $496,136
     Less intangibles                                                                         (3,801)       (4,849)        (5,919)
___________________________________________________________________________________________________________________________________
       Tier 1 capital                                                                        497,589       482,804        490,217
    TIER 2 CAPITAL:
     Qualifying allowance for loan losses                                                     52,125        47,885         44,390
___________________________________________________________________________________________________________________________________
       Total capital                                                                        $549,714      $530,689       $534,607
===================================================================================================================================

     Risk adjusted assets                                                                 $4,322,406    $3,959,096     $3,551,167
===================================================================================================================================

     Tier 1 capital to risk-adjusted assets                  4.00%         6.00%               ll.51%        12.19%         13.80%
     Total capital to risk-adjusted assets                   8.00         l0.00                l2.72         l3.40          l5.05
     Tier 1 capital to quarterly average assets
      (leverage ratio)                                       3.00          5.00                 7.63          8.13           8.78
===================================================================================================================================

    (1) Excludes unrealized gains (losses) on investment securities.




                           (Original-page 24)

REPORT OF MANAGEMENT


MANAGEMENT'S RESPONSIBILITY FOR THE FINANCIAL STATEMENTS Management is responsible for the preparation of the financial statements and related financial information appearing in this annual report. The financial statements and notes have been prepared in conformity with generally accepted accounting principles and include some amounts which are estimates based upon currently available information and management's judgment of current conditions and circumstances. Financial information throughout this annual report is consistent with that in the financial statements.

SYSTEM OF INTERNAL ACCOUNTING CONTROLS
Management maintains a system of internal accounting controls which is believed to provide, in all material respects, reasonable assurance that assets are safeguarded against loss from unauthorized use or disposition, transactions are properly authorized and recorded, and the financial records are reliable for preparing financial statements and maintaining accountability for assets. In addition, Old National has a corporate code of conduct under which employees are to maintain high levels of ethical business standards. All systems of internal accounting controls are based on management's judgment that the cost of controls should not exceed the benefits to be achieved and that no system can provide absolute assurance that control objectives are achieved. Management believes Old National's system provides the appropriate balance between costs of controls and the related benefits.

In order to monitor compliance with this system of controls, Old National maintains an extensive internal audit program. Internal audit reports are issued to appropriate officers and significant audit exceptions, if any, are reviewed with management and the Audit Committee of the Board of Directors.

AUDIT COMMITTEE OF THE BOARD
The Board of Directors, through an Audit Committee comprised solely of outside directors, oversees management's discharge of its financial reporting responsibilities. The Audit Committee meets regularly with the Company's independent public accountants, PricewaterhouseCoopers LLP, and the managers of internal auditing and loan review. During these meetings, the committee has the opportunity to meet privately with the independent public accountants as well as with internal audit and loan review personnel to review accounting, auditing, loan, and financial reporting matters. The appointment of the independent public accountants is made by the Board of Directors upon the recommendation of the Audit Committee.

INDEPENDENT ACCOUNTANTS
The financial statements in this annual report have been audited by PricewaterhouseCoopers LLP, for the purpose of determining that the financial statements are presented fairly in all material respects. PricewaterhouseCoopers LLP's report on the financial statements appears on page 26. Their audit included a consideration of Old National's system of internal accounting controls, for the purpose of setting the scope and timing of their auditing procedures.

                           (Original-page 25)


                Report of Independent Accountants

To the Shareholders and
Board of Directors of
Old National Bancorp:

We have audited the accompanying supplemental consolidated balance sheet of Old National Bancorp and affiliates (the "Company") as of December 31, 1999, and the related supplemental consolidated statements of income, of changes in shareholders' equity and of cash flows for the year then ended. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The supplemental consolidated financial statements give retroactive effect to the merger of Old National Bancorp and Heritage Financial Services, Inc. on March 1, 2000, and to the merger of Old National Bancorp and ANB Corporation and subsidiaries on March 10, 2000, which have been accounted for as poolings of interests as described in note 1 to the supplemental consolidated financial statements. Accounting principles generally accepted in the United States proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the dates of consummation; however, they will become the historical consolidated financial statements of the Company after financial statements covering the dates of consummation of the business combinations are issued.

We did not audit the financial statements of Heritage Financial Services, Inc. or ANB Corporation and subsidiaries, which statements reflect total assets of $246,352,205 and $880,001,000, respectively, as of December 31, 1999 and net income of $2,850,723 and $7,712,000, respectively, for the year then ended. Those statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Heritage Financial Services, Inc. and ANB Corporation and subsidiaries, is based solely on the reports of the other auditors.

In our opinion, based on our audit and the reports of other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 1999, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.



PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP

Chicago, IL
March 10, 2000

                REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Shareholders and the Board of Directors of Old National Bancorp:


We have audited the consolidated balance sheet of Old National Bancorp (an Indiana Corporation) and affiliates as of December
31, 1998, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years ended December 31, 1997 and 1998 as included in Old National Bancorp's annual report on Form 10-K for the year ended December 31, 1999 (which are not presented herein) and have expressed an unqualified opinion on those financial statements. We have also audited the accompanying supplemental consolidated balance sheet of Old National Bancorp (an Indiana Corporation) and affiliates as of December 31, 1998, and the related supplemental consolidated statements of income, changes in shareholders' equity and cash flows for each of the two years in the period ended December 31, 1998. The supplemental consolidated statements give retroactive effect to the merger of Old National Bancorp and ANB Corporation on March 10, 2000, and to the merger of Old National Bancorp and Heritage Financial Services, Inc. on March 1, 2000, which have been accounted for as pooling of interests as described in Note 2 to the supplemental consolidated financial statements. These supplemental consolidated financial statements are the responsibility of the Old National Bancorp's management. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

We did not audit the financial statements of ANB Corporation or Heritage Financial Services, Inc. included in the supplemental consolidated financial statements of Old National Bancorp, which statements reflect total assets constituting 9.7 percent and 2.8 percent, respectively, and net income from continuing operations constituting 9.9 percent and 3.3 percent, respectively, of the related supplemental consolidated totals in 1998 and reflect net income from continuing operations constituting 10.3 percent and
2.9 percent, respectively of the related supplemental consolidated totals in 1997. These statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for ANB Corporation and Heritage Financial Services, Inc. is based solely upon the reports of other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based upon our audit and the reports of the other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Old National Bancorp and affiliates as of December 31, 1998 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1998, after giving retroactive effect to the merger with ANB Corporation and Heritage Financial Services, Inc. as described in Note 2, all in conformity with accounting principles generally accepted in the United States.


                                 /s/ Arthur Andersen LLP

                                 ARTHUR ANDERSEN LLP



Indianapolis, Indiana,
January 27, 1999 (except with respect to the Southern Bancshares LTD,
ANB Corporation and Heritage Financial Services, Inc. business combinations discussed in Note 2 as to which the dates are January 29, 1999, March 10, 2000 and March 1, 2000, respectively).



                     Independent Auditor's Report


To the Stockholders and
Board of Directors
ANB Corporation
Muncie, Indiana


We have audited the accompanying consolidated balance sheet of ANB Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999 (not presented separately herein). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of ANB Corporation and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles. We have not audited the consolidated financial statements of ANB Corporation for any period subsequent to December 31, 1999.

/s/ Olive LLP

Olive LLP

Indianapolis, Indiana
January 28, 2000



                    Independent Auditors' Report




To Board of Directors
Heritage Financial Services,Inc.


We have audited the consolidated balance sheets of Heritage Financial Services, Inc. and Subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Heritage Financial Services, Inc. and subsidiary as of December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.
We have not audited the consolidated financial statements of Heritage Financial Services, Inc. and Subsidiary for any period subsequent to December 31, 1999.


/s/ Heathcott & Mullaly, P.C.

Heathcott & Mullaly, P.C.
Brentwood, Tennessee
January 18, 2000



                           (Original-page 26)



                        OLD NATIONAL BANCORP
               SUPPLEMENTAL CONSOLIDATED BALANCE SHEET
                     ($ and shares in thousands)
_____________________________________________________________________________________________________________________
                                                                                                December 31,
_____________________________________________________________________________________________________________________
                                                                                           1999              1998
_____________________________________________________________________________________________________________________
    ASSETS
    Cash and due from banks                                                               $211,337          $199,222
    Money market investments:
      Interest-bearing deposits in other banks                                              26,544             8,290
      Federal funds sold and securities purchased under agreements to resell                12,934            21,545
_____________________________________________________________________________________________________________________
         Total money market investments                                                     39,478            29,835
_____________________________________________________________________________________________________________________
         TOTAL CASH AND CASH EQUIVALENTS                                                   250,815           229,057
_____________________________________________________________________________________________________________________
    Investment securities - available-for-sale, at fair value                            1,821,439         1,761,560
_____________________________________________________________________________________________________________________
    Loans, net of unearned income                                                        5,714,543         5,058,370
    Allowance for loan losses                                                              (65,685)          (59,371)
_____________________________________________________________________________________________________________________
         NET LOANS                                                                       5,648,858         4,998,999
_____________________________________________________________________________________________________________________
    Premises and equipment, net                                                            117,500           108,382
    Accrued interest receivable                                                             61,442            57,760
    Other assets                                                                           209,231           177,628
_____________________________________________________________________________________________________________________
         TOTAL ASSETS                                                                   $8,109,285        $7,333,386
=====================================================================================================================

    LIABILITIES
    Deposits:
      Noninterest-bearing demand                                                          $644,442          $646,148
      Interest-bearing:
        NOW accounts                                                                       831,592           819,486
        Savings accounts                                                                   499,258           466,262
        Money market accounts                                                              680,542           699,513
        Time deposits                                                                    3,306,665         2,804,867
_____________________________________________________________________________________________________________________
         TOTAL DEPOSITS                                                                  5,962,499         5,436,276
_____________________________________________________________________________________________________________________
    Short-term borrowings                                                                  709,360           515,836
    Accrued expenses and other liabilities                                                  91,377            99,680
    Other borrowings                                                                       761,054           675,745
_____________________________________________________________________________________________________________________
         TOTAL LIABILITIES                                                               7,524,290         6,727,537
_____________________________________________________________________________________________________________________
    Commitments and contingencies (Note 12)
    SHAREHOLDERS' EQUITY
    Preferred stock, 2,000 shares authorized, no shares issued or outstanding                    0                 0
    Common stock, $1 stated value, 75,000 shares authorized,
      56,518 and 39,392 shares issued and outstanding, respectively                         56,518            39,392
    Capital surplus                                                                        395,414           365,898
    Retained earnings                                                                      162,384           180,428
    Accumulated other comprehensive income, net of tax                                     (29,321)           20,131
_____________________________________________________________________________________________________________________
          TOTAL SHAREHOLDERS' EQUITY                                                       584,995           605,849
_____________________________________________________________________________________________________________________
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                    $8,109,285        $7,333,386
=====================================================================================================================

    The accompanying notes to supplemental consolidated financial statements are an integral part of this statement.



                           (Original-page 27)


                        OLD NATIONAL BANCORP
             SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME
         ($ and shares in thousands except per share data)
________________________________________________________________________________________________________________________________
                                                                                                  Years Ended December 31,
________________________________________________________________________________________________________________________________

                                                                                            1999             1998          1997
________________________________________________________________________________________________________________________________
    INTEREST INCOME
    Loans including fees:
      Taxable                                                                             $443,059        $410,596      $380,936
      Nontaxable                                                                             8,904           6,067         4,490
    Investment securities:
      Taxable                                                                               84,348          78,483        82,380
      Nontaxable                                                                            27,507          26,422        26,632
    Money market investments                                                                 2,049           1,953         1,096
________________________________________________________________________________________________________________________________
         TOTAL INTEREST INCOME                                                             565,867         523,521       495,534
________________________________________________________________________________________________________________________________
    INTEREST EXPENSE
    Savings, NOW and money market deposits                                                  49,511          50,926        53,854
    Time deposits                                                                          163,187         156,178       147,439
    Short-term borrowings                                                                   28,961          19,429        21,181
    Other borrowings                                                                        43,104          35,155        21,106
________________________________________________________________________________________________________________________________
         TOTAL INTEREST EXPENSE                                                            284,763         261,688       243,580
________________________________________________________________________________________________________________________________
         NET INTEREST INCOME                                                               281,104         261,833       251,954
    Provision for loan losses                                                               14,798          14,987        15,265
________________________________________________________________________________________________________________________________
         NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                               266,306         246,846       236,689
________________________________________________________________________________________________________________________________
    NONINTEREST INCOME
    Trust fees                                                                              21,587          19,501        17,162
    Service charges on deposit accounts                                                     25,094          20,550        20,100
    Loan servicing fees                                                                      5,494           5,337         5,394
    Insurance premiums and commissions                                                       6,508           5,765         5,318
    Investment product fees                                                                  6,860           5,609         5,237
    Bank-owned life insurance                                                                4,260           3,860             0
    Net securities gains                                                                     2,637           1,090           364
    Other income                                                                            10,534          10,931         8,930
________________________________________________________________________________________________________________________________
         TOTAL NONINTEREST INCOME                                                           82,974          72,643        62,505
________________________________________________________________________________________________________________________________
    NONINTEREST EXPENSE
    Salaries and employee benefits                                                         129,351         112,942       107,077
    Occupancy expense                                                                       13,987          12,362        12,143
    Equipment expense                                                                       16,585          16,514        15,056
    Marketing expense                                                                        8,034           7,066         6,486
    FDIC insurance premiums                                                                    929             700           756
    Processing expense                                                                      10,882           9,756         8,690
    Communication and transportation expense                                                 8,755           7,918         7,615
    Professional fees                                                                        7,589           5,045         3,525
    Other expense                                                                           27,471          26,341        24,997
________________________________________________________________________________________________________________________________
         TOTAL NONINTEREST EXPENSE                                                         223,583         198,644       186,345
________________________________________________________________________________________________________________________________
    Income before income taxes                                                             125,697         120,845       112,849
    Income taxes                                                                            32,440          35,402        34,423
________________________________________________________________________________________________________________________________
    NET INCOME FROM CONTINUING OPERATIONS                                                  $93,257          85,443        78,426
________________________________________________________________________________________________________________________________
    Discontinued operations                                                                  4,101          (9,854)       (5,005)
________________________________________________________________________________________________________________________________
    NET INCOME                                                                             $97,358         $75,589       $73,421
================================================================================================================================
    NET INCOME FROM CONTINUING OPERATIONS PER COMMON SHARE:
         Basic                                                                               $1.63           $1.49         $1.37
         Diluted                                                                              1.59            1.45          1.33
================================================================================================================================
    NET INCOME PER COMMON SHARE:
         Basic                                                                               $1.70           $1.32         $1.28
         Diluted                                                                              1.66            1.29          1.24
================================================================================================================================
    WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
         Basic                                                                              57,261          57,162        57,342
         Diluted                                                                            59,215          59,617        60,184
================================================================================================================================

    The accompanying notes to supplemental consolidated financial statements are an integral part of this statement.


                           (Original-page 28)



                        OLD NATIONAL BANCORP
     SUPPLEMENTAL CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                    ($ and shares in thousands)
 ___________________________________________________________________________________________________________________________________

                                                                                           Accumulated
                                                    Common Stock                              Other                       Total
                                                  ________________    Capital   Retained  Comprehensive  Comprehensive Shareholders'
                                                  Shares    Amount    Surplus   Earnings      Income         Income        Equity
 ___________________________________________________________________________________________________________________________________
    BALANCES, DECEMBER 31, 1996                   37,357    $37,357  $279,636  $226,286       $9,154                     $552,433
    Net income                                                                   73,421                      73,421        73,421
    Unrealized security gain and reclassification
       adjustment, net of $5,746 tax                                                           9,034          9,034         9,034
                                                                                                          ___________
    Comprehensive income                                                                                     82,455             0
                                                                                                          ===========
    Cash dividends                                                              (28,962)                                  (28,962)
    5% stock dividend                              1,307      1,307    60,179   (61,486)                                       --
    Stock repurchased                               (955)      (955)  (35,808)     (256)                                  (37,019)
    Stock reissued under dividend reinvestment,
      stock options and stock purchase plan          362        362    10,332      (159)                                   10,535
    Stock reissued due to conversion of
      subordinated debentures                          8          8       149                                                 157
_____________________________________________________________________________________________________                    ________
    BALANCES, DECEMBER 31, 1997                   38,079     38,079   314,488    208,844       18,188                     579,599
    Net income                                                                    75,589                      75,589       75,589
    Unrealized security gain and reclassification                                               1,943          1,943        1,943
      tax adjustment, net of $1,724 tax
                                                                                                          ____________

    Comprehensive income                                                                                      77,532            0
                                                                                                          ============
    Cash dividends                                                              (30,526)                                  (30,526)
    5% stock dividend                              1,366      1,366    71,552   (72,918)                                       --
    Stock repurchased                               (975)      (975) (45,776)      (379)                                  (47,130)
    Stock reissued under dividend reinvestment,
      stock options and stock purchase plan          507        507    17,605      (182)                                   17,930
    Stock reissued due to conversion of
      subordinated debentures                        415        415     8,029                                               8,444
_____________________________________________________________________________________________________                    ________
    BALANCES, DECEMBER 31, 1998                   39,392     39,392   365,898   180,428       20,131                      605,849
    Net income                                                                   97,358                       97,358       97,358
    Unrealized security loss and reclassification
      adjustment, net of $32,566 tax                                                         (49,698)        (49,698)     (49,698)
                                                                                                           ____________
    Comprehensive income                                                                                      47,660            0
                                                                                                           ============
    Mergers                                          648        648    10,538     6,715          246                       18,147
    Cash dividends                                                              (35,557)                                  (35,557)
    3 for 2 stock split and 5% stock dividend     17,600     17,600    68,851   (86,451)                                        0
    Stock repurchased                             (2,582)    (2,582)  (75,917)                                            (78,499)
    Stock reissued under dividend reinvestment,
      stock options and stock purchase plan          749        749    17,487      (109)                                   18,127
    Stock reissued due to conversion of
      subordinated debentures                        711        711     8,557                                               9,268
_____________________________________________________________________________________________________                   _________
    BALANCES, DECEMBER 31, 1999                   56,518    $56,518  $395,414  $162,384     ($29,321)                    $584,995
=================================================================================================================================

    The accompanying notes to supplemental consolidated financial statements are an integral part of this statement.


                           (Original-page 29)


                        OLD NATIONAL BANCORP

              SUPPLEMENTAL CONSOLIDATED STATEMENT OF CASH FLOWS

                          ($ in thousands)
______________________________________________________________________________________________________________________________
                                                                                               Years Ended December 31,
______________________________________________________________________________________________________________________________
                                                                                         1999            1998         1997
______________________________________________________________________________________________________________________________
    CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                                          $97,358        $75,589       $73,421
    Adjustments to reconcile net income to cash provided by operating activities:
      Depreciation                                                                       13,025         13,548        11,543
      Amortization of intangible assets                                                   2,667          2,632         2,464
      Net premium amortization on investment securities                                   1,194          2,627         1,592
      Provision for loan losses                                                          14,799         14,987        15,265
      Net securities gains                                                               (2,637)        (1,089)         (364)
      (Gain) loss on sale of other assets                                                (1,103)        (1,781)       (1,041)
      (Increase) decrease in interest receivable                                         (3,681)        (1,885)       (1,886)
      Increase in other assets                                                          (18,986)       (16,649)      (30,824)
      Increase in accrued expenses and other liabilities                                 18,279         11,461         8,403
______________________________________________________________________________________________________________________________
        Total adjustments                                                                23,557         23,851         5,152
______________________________________________________________________________________________________________________________
      Net cash flows provided by operating activities                                   120,915         99,440        78,573
______________________________________________________________________________________________________________________________
    CASH FLOWS FROM INVESTING ACTIVITIES
    Cash and cash equivalents of subsidiaries acquired                                    8,070         82,252         7,342
    Purchase of investment securities available-for-sale                             (1,159,107)      (681,522)     (428,509)
    Proceeds from maturities of investment securities available-for-sale                615,272        506,209       338,712
    Proceeds from sales of investments securities available-for-sale                    421,903        133,519        77,990
    Net principal collected from (loans made to) customers:                            (649,515)      (540,414)     (363,685)
    Residential real estate loans originated for sale                                   (66,318)      (143,715)      (74,889)
    Proceeds from sale of mortgage loans                                                 69,061        142,457        77,775
    Proceeds from sale of premises and equipment                                          2,028            684           977
    Purchase of premises and equipment                                                  (23,350)       (18,401)      (17,661)
______________________________________________________________________________________________________________________________
      Net cash flows used in investing activities                                      (781,956)      (518,931)     (381,948)
______________________________________________________________________________________________________________________________
    CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase (decrease) in deposits, short-term and other borrowings:
      Noninterest-bearing demand deposits                                                  (221)        60,118        (4,379)
      Savings, NOW and money market deposits                                              4,271         60,788       (59,964)
      Time deposits                                                                     486,576         78,064       121,771
      Short-term borrowings                                                             193,524         51,280       101,956
      Other borrowings                                                                   94,577        246,956       130,662
    Net (payments on) proceeds from medium term notes                                         0              0        54,300
    Cash dividends paid                                                                 (35,557)       (30,526)      (28,962)
    Common stock repurchased                                                            (78,072)       (46,661)      (36,581)
    Common stock reissued, net of shares used to convert subordinated debentures         17,701         17,462        10,096
______________________________________________________________________________________________________________________________
      Net cash flows provided by financing activities                                   682,799        437,481       288,899
______________________________________________________________________________________________________________________________
    Net increase (decrease) in cash and cash equivalents                                 21,758         17,990       (14,476)
______________________________________________________________________________________________________________________________
    Cash and cash equivalents at beginning of period                                    229,057        211,067       225,543
______________________________________________________________________________________________________________________________
    CASH AND CASH EQUIVALENTS AT END OF PERIOD                                         $250,815       $229,057      $211,067
==============================================================================================================================

    The accompanying notes to supplemental consolidated financial statements are an integral part of this statement




                           (Original-page 30)

OLD NATIONAL BANCORP
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION
The accompanying supplemental consolidated financial statements include the accounts of Old National Bancorp ("Old National") and its wholly-owned affiliates and have been prepared in conformity with generally accepted accounting principles and prevailing practices within the banking industry. Such principles require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and the disclosures of contingent assets and liabilities at the date of the financial statements and amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

All significant intercompany transactions and balances have been eliminated. The statements have been restated to reflect mergers accounted for by the pooling-of-interests method of accounting.
A summary of the more significant accounting and reporting policies used in preparing the statements is presented below.

The supplemental consolidated financial statements of Old National have been prepared to give retroactive effect to the Mergers with Heritage Financial Services on March 1, 2000 and ANB Corporation on March 10, 2000 as required by generally accepted accounting principles pertaining to business combinations accounted for by the pooling of interests method. Although these financial statements do not extend through the date of consummation, they will become the historical consolidated financial statements of the corporation after financial statements covering the date of consummation of the business combination are issued.

NATURE OF OPERATIONS
Old National, a bank holding company headquartered in Evansville, Indiana, operates in Indiana, Illinois, Kentucky, Tennessee and
Ohio. Through its bank and non-bank affiliates, Old National provides to its customers an array of financial services including loan, deposit, trust, investment, and insurance products.

INVESTMENT SECURITIES
Old National has classified all investments as available-for-sale. Accordingly, these securities are recorded at fair value with the unrealized gains and losses, net of tax effect, recorded as a separate component of shareholders' equity. Realized gains and losses affect income and the prior fair value adjustments are reclassed.

Premiums and discounts are recognized in interest income using the interest method over the period to maturity. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method.


LOANS
Loans are stated at the principal amount outstanding. Interest income is accrued on the principal balances of loans outstanding, except on discounted loans which are recognized using other methods that generally approximate the interest method. A loan is generally placed on nonaccrual status when principal or interest becomes 90 days past due unless it is well secured and in the process of collection, or earlier when concern exists as to the ultimate collection of principal or interest. Interest accrued during the current year on such loans is reversed against earnings. Interest accrued in the prior year, if any, is charged to the allowance for loan losses.

ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses is maintained at a level believed adequate by management to absorb probable losses in the consolidated loan portfolio. Management's evaluation of the adequacy of the allowance is an estimate based on reviews of individual loans, the risk characteristics of the various categories of loans given current economic conditions and other factors such as historical loss experience, the financial condition of the borrower, and fair market value of the collateral and growth of the loan portfolio. The allowance is increased through a provision charged to operating expense. Loans deemed to be uncollectible are charged to the allowance. Recoveries of loans previously charged off are added to the allowance.

A loan is considered impaired when it is probable that contractual interest and principal payments will not be collected either for the amounts or by the dates as scheduled in the loan agreement. Old National=s policy for recognizing income on impaired loans is to accrue interest unless a loan is placed on nonaccrual status.

                           (Original-page 31)

PREMISES AND EQUIPMENT
Premises and equipment are stated at cost less accumulated depreciation. Depreciation is charged to operating expense over the useful life of the assets, principally on the straight-line method. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized.

OTHER ASSETS
Real estate properties acquired as a result of foreclosure are valued at the lower of the recorded investment in the related loan or fair value of the property less estimated cost to sell. The recorded investment is the sum of the outstanding principal loan balance, any accrued interest which has not been received, and acquisition cost associated with the loan. Any excess recorded investment over the fair value of the property received is charged to the allowance for loan losses. Any subsequent write-downs are charged to expense, as are the costs of operating the properties. Such costs are not material to Old National's results of operation.

Total acquisition costs over the fair value of net assets acquired was $31.0 million at December 31, 1999 and is being amortized on the straight-line basis over periods ranging from 20 to 25 years. The recoverability of such assets and their carrying value are periodically evaluated.

NET INCOME PER SHARE
Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding during each year, adjusted to reflect all stock dividends (Note 9) and all mergers accounted for as pooling-of-interests as if they had occurred at the beginning of the earliest year presented.
Diluted net income per share is computed as above and assumes the conversion of outstanding subordinated debentures (Note 10). Below is a table reconciling basic and diluted earnings per share ("EPS").



Note 1 - Earnings Per Share Reconciliation
              ($ and shares in thousands except per share data)
                                       _______________________________________________________________________________________
                                             For the Year Ended           For the Year Ended           For the Year Ended
                                              December 31, 1999            December 31, 1998            December 31, 1997
______________________________________________________________________________________________________________________________
                                                           Per-Share                     Per-Share                   Per-Share
                                         Income     Shares   Amount    Income    Shares    Amount   Income   Shares    Amount

    BASIC EPS
    Income from continuing operations    $93,257    57,261    $1.63   $85,443     57,162     $1.49  $78,426   57,342    $1.37
                                                             =======                        =======                    =======

    EFFECT OF DILUTIVE SECURITIES
    Stock options                                      332                           499                         367
    8% convertible debentures                834     1,622              1,138      1,956              1,460    2,475
___________________________________________________________           ___________________           _________________

    DILUTED EPS
    Income from continuing operations
      + assumed conversions              $94,091    59,215    $1.59   $86,581     59,617     $1.45  $79,886   60,184    $1.33
=============================================================================================================================



STOCK OPTIONS
Stock options subsequent to 1993 are granted for a fixed number of shares with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for and will continue to account for stock option grants in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and, accordingly, recognized no compensation expense for the stock option grants.

INCOME TAXES
Deferred tax assets and liabilities are recorded based on differences between the financial statement and tax bases of assets and liabilities at income tax rates currently in effect. For Old National, this results in a net deferred tax asset which relates principally to differences in the recognition of loan losses for book and tax purposes.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS
In the ordinary course of business, Old National's affiliate banks have entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

                           (Original-page 32)

STATEMENT OF CASH FLOWS DATA
For the purpose of presentation in the accompanying Statement of Cash Flows, cash and cash equivalents are defined as cash, due from banks, and money market investments, which have maturities less than 90 days. Cash paid during the years ended December 31, 1999, 1998, and 1997, for interest was $274.6 million, $256.6 million, and $239.6 million, respectively. Total income tax payments during 1999, 1998, and 1997, were $32.3 million, $30.3 million, and $32.2 million, respectively.

IMPACT OF ACCOUNTING CHANGES
In June 1998 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS")
No. 133 "Accounting for Derivative Instruments and Hedging Activities." This statement requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000 (January 1, 2001 for Old National). The impact of this statement is not expected to be material to the results of operations or financial position, due to the limited use of derivative instruments.

RECLASSIFICATIONS
Certain prior year amounts have been reclassified to conform with the 1999 presentation. Such reclassifications had no effect on net income.

NOTE 2 - BUSINESS COMBINATIONS AND DISCONTINUED OPERATIONS

Completed Mergers

On January 29, 1999, Old National and Southern Bancshares LTD ("Southern") of Carbondale, Illinois, consummated a merger in which Old National issued 2,680,058 common shares in exchange for all of the shares of Southern. This transaction was accounted for as a pooling-of-interests. Net income for Southern prior to merger included in the 1999 statements for the period ended January 29, 1999 was $332 thousand.

On February 5,1999 Old National acquired Dulaney Bancorp
("Dulaney") of Marshall, Illinois, and issued 495,898 common shares in exchange for all the shares of Dulaney. This transaction was accounted for as a pooling-of-interests without restatement of prior years due to immateriality.

On July 30, 1999, Old National and ANB Corporation ("ANB") of
Muncie, Indiana, executed a definitive merger agreement. Old National issued 7,316,153 common shares in exchange for all of the outstanding common shares of ANB. The transaction was
accounted for as a pooling-of-interests.   As of December 31, 1999,
ANB's financial statements reflected $880 million in total assets, net loans of $673 million, total deposits of $689 million and net income for the year then ended of $7.7 million. This merger closed on March 10, 2000 and is included in these supplemental consolidated financial statements.

On September 10, 1999, Old National and Heritage Financial Services, Inc. ("Heritage") of Clarksville, Tennessee, executed a definitive merger agreement. Old National issued 2,191,322 common shares in exchange for all of the outstanding common shares of Heritage. The transaction was accounted for as a pooling-of-interests. As of December 31, 1999, Heritage's financial statements reflected $246 million in total assets, net loans of

                           (Original-page 33)

$196 million, total deposits of $202 million and net income for the year then ended of $2.9 million. This merger was closed on March 1, 2000 and is included in these supplemental consolidated financial statements.

The following table presents a restatement of net interest income, net income, and basic net income from continuing operations per share to reflect these pooling-of-interests transaction ($ in thousands, except per share data):


____________________________________________________________________________________________________
1999                                                                                          As
                                                 1999                                       restated
                                               Original               Heritage     ANB       herein
____________________________________________________________________________________________________
Net interest income                           238,387                  10,754    31,963     281,104
Net income from continuing operations          82,694                   2,851     7,712      93,257
Basic net income per share,                      1.72                                          1.63
                                                 ====                                          ====

____________________________________________________________________________________________________

____________________________________________________________________________________________________
1998                                                                                          As
                                                 1998                                       restated
                                               Original    Southern   Heritage     ANB       herein
____________________________________________________________________________________________________

Net interest income                           214,850       10,071      9,403    27,509     261,833
Net income from continuing operations          71,718        2,417      2,852     8,456      85,443
Basic net income per share,
     as restated for stock dividends             1.58                                          1.49
                                                 ====                                          ====

____________________________________________________________________________________________________
1997                                                                                          As
                                                 1997                                       restated
                                               Original    Southern   Heritage     ANB        herein
____________________________________________________________________________________________________

Net interest income                           208,675        9,508      7,694    26,077     251,954
Net income from continuing operations          65,665        2,418      2,302     8,041      78,426
Basic net income per share,
     as restated for stock dividends             1.43                                          1.37
                                                 ====                                          ====
____________________________________________________________________________________________________



Pending Mergers

On December 20, 1999, Old National and Permanent Bancorp ("Permanent") of Evansville, Indiana, executed a definitive merger agreement. Old National will issue common shares in exchange for all of the outstanding common shares of Permanent. The transaction will be accounted for as a purchase. The merger is subject to the approvals of regulators and Permanent's shareholders. As of December 31, 1999, Permanent's financial statements reflected $497 million in total assets, net loans of $329 million, total deposits of $344 million and net income for the year then ended of $2.1 million. This merger is expected to be consummated in the third quarter of 2000.


Discontinued Operations

In April 1998, Old National announced it would look at exit strategies from its sub-prime lending affiliate, Consumer Acceptance Corporation ("CAC"). During June 1998, the sale of CAC=s sub-prime auto loans was finalized, which closed in July 1998 and treated as discontinued operations on the consolidated financial statements. The loss on discontinued operations included interest expense of $2.6 million in 1998, and $2.3 million in 1997. Interest expense was directly attributable to the debt associated to this business unit. During 1999, contingencies related to the sale were favorably resolved. Income (loss) from discontinued operations for the years ended December 31, 1999, 1998, and 1997 were as follows ($ in thousands):


_________________________________________________________________
                                        Years Ended December 31
_________________________________________________________________
                                       1999      1998      1997
_________________________________________________________________
Loss before taxes
 from operations of discontinued
 operations                               0     $(7,943) $(8,346)
Income tax (benefit)                      0      (3,183)  (3,341)
_________________________________________________________________
Loss from operations of
 discontinued operations                  0      (4,760)  (5,005)
Gain (loss) before taxes from disposal
 of discontinued operations            6,835     (8,489)       0
Income tax expense (benefit)           2,734     (3,395)       0
_________________________________________________________________
Gain (loss) from disposal of discontinued
 operations                            4,101     (5,094)       0
_________________________________________________________________
Income (loss) from discontinued
 operations                            4,101    $(9,854) $(5,005)
=================================================================
Income (loss) from discontinued
 operations per common share
   Basic                             $ 0.07    $ (0.17)   $(0.09)
   Diluted                           $ 0.07    $ (0.16)   $(0.09)
=================================================================



NOTE 3 - INVESTMENT SECURITIES

The following tables summarize the amortized cost and fair value of the investment securities portfolio at December 31, 1999 and 1998, and the corresponding amounts of unrealized gains and losses therein ($ in thousands):



 NOTE 3 - INVESTMENT SECURITIES
_______________________________________________________________________________________________
                                                            Available-for-Sale
_______________________________________________________________________________________________
                                            Amortized   Unrealized    Unrealized         Fair
                                               Cost        Gains        Losses          Value
_______________________________________________________________________________________________
    December 31, 1999
    U.S. Treasury                            $39,830         $48          ($612)        $39,266
    U.S. Government agencies
      and corporations                       363,901          17        (11,831)       $352,087
    Mortgage-backed securities               833,148         409        (32,506)       $801,051
    State and political subdivisions         553,253       4,409         (8,482)       $549,180
    Other securities                          80,038          34           (217)        $79,855
_______________________________________________________________________________________________
        Total                             $1,870,170      $4,917       ($53,648)     $1,821,439
===============================================================================================

    December 31, 1998
    U.S. Treasury                           $105,683      $2,107          ($277)       $107,513
    U.S. Government agencies
      and corporations                       309,009       5,837           (426)        314,420
    Mortgage-backed securities               733,821       6,735           (815)        739,741
    State and political  subdivisions        516,007      20,399           (248)        536,158
    Other securities                          63,845           0           (117)         63,728
_______________________________________________________________________________________________
        Total                             $1,728,365     $35,078        ($1,883)     $1,761,560
===============================================================================================



                           (Original-page 34)


The amortized cost and fair value of the investment securities portfolio at December 31, 1999 and 1998, are shown below by expected maturity. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

Proceeds from sales of investment securities available-for-sale were $421.9 million in 1999 and $133.5 million in 1998. In 1999 realized gains and losses were $3.3 million and $0.7 million, respectively. In 1998 realized gains were $1.1 million.

At December 31, investment securities were pledged to secure public and other funds with a carrying value of $944 million in 1999 and $697 million in 1998.



  ($ in thousands)
 _________________________________________________________________________________
                                        1999                       1998
 _________________________________________________________________________________
                              Amortized        Fair      Amortized        Fair
                                 Cost         Value        Cost          Value
 _________________________________________________________________________________
    Maturity
    Within one year            $203,428      $200,167      $267,952      $269,754
    One to five years           528,125       522,828       926,628       947,582
    Five to ten years           738,773       712,338       359,956       369,041
    Beyond ten years            399,844       386,106       173,829       175,183
_________________________________________________________________________________
        Total                $1,870,170    $1,821,439    $1,728,365    $1,761,560
=================================================================================



  NOTE 4 - LOANS


The composition of loans at December 31, 1999 and 1998, by lending classification was as follows ($ in thousands):
_________________________________________________________________
                                             December 31,
_________________________________________________________________
                                       1999                1998
_________________________________________________________________
    Commercial                      $1,343,011         $1,184,815
    Commercial real estate           1,372,230          1,154,890
    Residential real estate          2,106,494          1,948,820
    Consumer credit, net               892,808            769,845
_________________________________________________________________
        Total loans                 $5,714,543         $5,058,370
=================================================================

Through its affiliates, Old National makes loans to customers in various industries including manufacturing, agribusiness, transportation, mining, wholesaling, and retailing, predominately in its multi-state region. The loan portfolio is diversified with no single industry exceeding 10% of the total.

Executive officers and directors of Old National and significant subsidiaries and their related interests are loan customers of Old National's affiliate banks in the normal course of business. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated parties and involve no unusual risk of collectibility. An analysis of the 1999 activity of these loans is as follows ($ in thousands):




____________________________________________________
    Balance, January 1, 1999              $129,531
      New loans                            200,080
      Repayments                          (187,021)
      Officer and director changes         (24,847)
____________________________________________________
    Balance, December 31, 1999            $117,743
____________________________________________________



                           (Original-page 35)


NOTE 5 - ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses during the years 1999,
1998, and 1997 was as follows ($ in thousands):
____________________________________________________________________________
                                                     December 31,
____________________________________________________________________________
                                             1999        1998         1997
____________________________________________________________________________
    Balance at beginning of year           $59,371     $55,567      $49,580
    Additions:
      Provision charged to expense          14,798      14,987       15,265
      Acquired from acquisition              1,000           0            0
    Deductions:
      Loans charged off                     16,859      15,022       14,084
      Recoveries                            (7,375)     (3,839)      (4,806)
____________________________________________________________________________
        Net charge-offs                      9,484      11,183        9,278
____________________________________________________________________________
    Balance at end of year                 $65,685     $59,371      $55,567
============================================================================




At December 31, 1999, the recorded investment in loans for which impairment has been recognized in accordance with SFAS Nos. 114 and 118 was $9.1 million with no related allowance and $65.5 million with $15.3 million of related allowance. At December 31, 1998, the recorded investment in loans for which impairment has been recognized in accordance with SFAS Nos. 114 and 118 was $7.6 million with no related allowance and $44.5 million with $9.5 million of related allowance.

For the year ended December 31, 1999, the average balance of impaired loans was $62.6 million, for which $5.0 million of interest was recorded. For the year ended December 31, 1998, the average balance of impaired loans was $54.0 million, for which $3.1 million of interest was recorded.



NOTE 6 - FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the consolidated balance sheet, for which it is practicable to estimate fair value. The following methods and assumptions were used to estimate the fair value of each type of financial instrument.

CASH, DUE FROM BANKS AND MONEY MARKET INVESTMENTS
For these instruments, the carrying amount is a reasonable estimate of fair value.

INVESTMENT SECURITIES
For investment securities, fair values are based on quoted market prices, if available. For securities where quoted prices are not available, fair value is estimated based on market prices of similar securities.

LOANS
The fair value of loans is estimated by discounting future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

DEPOSITS
The fair value of noninterest-bearing demand deposits and savings, NOW, and money market deposits is the amount payable as of the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using rates currently offered for deposits with similar remaining maturities.

SHORT-TERM BORROWINGS
Federal funds purchased and securities sold under agreements to repurchase generally have an original term to maturity of 30 days or less and, therefore, their carrying amount is a reasonable estimate of fair value.


                           (Original-page 36)

OTHER BORROWINGS
The fair value of FHLB borrowings and medium term notes is estimated using rates currently offered for obligations with similar remaining maturities. The fair value of subordinated debentures is estimated using rates currently available to Old National for debt with similar terms and remaining maturities.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS
Loan commitments and standby letters of credit are generally short-term and therefore, their carrying amount is a reasonable estimate of their fair value.

The estimated carrying and fair values of Old National's financial instruments as of December 31, 1999, are as follows ($ in thousands):

__________________________________________________________________
                                             Carrying      Fair
                                               Value      Value
__________________________________________________________________
Financial Assets:
 Cash, due from banks and
    money market investments             $   250,815      250,815
 Investment securities                     1,821,439    1,821,439
 Loans, net                                5,714,543    5,591,175

Financial Liabilities:
 Deposits                                  5,962,499    5,917,962
 Short-term borrowings                       709,360      709,360
 Other borrowings                            761,054      755,055

Off-Balance-Sheet Financial Instruments:
 Commitments to extend credit                943,515      943,515
 Letters of credit                            43,838       43,838
__________________________________________________________________


 NOTE 7 - INCOME TAXES

    Following is a summary of the major items comprising the difference in taxes computed at the federal statutory rate and as recorded in the consolidated statement of income:

__________________________________________________________________
                                       1999     1998      1997
__________________________________________________________________
    Provision at statutory rate        35.0%    35.0%     35.0%
    Tax exempt income                  -9.8%    -9.1%     -8.1%
    State income taxes                  2.7%     3.7%      4.0%
    State apportionment changes        -1.1%     0.0%      0.0%
    Other, net                         -1.0%    -0.3%     -0.4%
__________________________________________________________________
    Actual tax rate                    25.8%    29.3%     30.5%
==================================================================


    The provision for income taxes consists of the following components ($ in thousands):


____________________________________________________________________________________
                                                       1999        1998       1997
____________________________________________________________________________________
    Income taxes currently payable - federal          28,446      25,970     26,507
    Income taxes currently payable - state             5,565       6,727      6,584
____________________________________________________________________________________
    Deferred income taxes related to:
       Provision for loan losses                      (1,831)     (2,456)    (3,199)
       Other, net                                      2,994      (1,417)     1,190
____________________________________________________________________________________
    Deferred income tax expense (benefit)              1,163      (3,873)    (2,009)
____________________________________________________________________________________
     Provision for income taxes                       35,174      28,824     31,082
====================================================================================
    Provision Detail:
    Continuing operations                             32,440      35,402     34,423
    Discontinued operations                            2,734      (6,578)    (3,341)
____________________________________________________________________________________
    Total                                             35,174      28,824     31,082
====================================================================================



                           (Original-page 37)

    Significant components of the net deferred tax assets at December 31 are as follows ($ in thousands):

    _____________________________________________________________________
                                                1999               1998
    _____________________________________________________________________
    Deferred Tax Assets:
      Allowance for loan losses,
         net of recapture                      24,106             22,275
      Benefit plan accruals                     6,846              4,863
     Unrealized gain on available-
        for-sale investment securities         19,411                  0
      Other, net                                  317              2,732
    _____________________________________________________________________
         Total deferred tax assets             50,680             29,870
    _____________________________________________________________________
    Deferred Tax Liabilities:
     Premises and equipment                    (2,942)            (2,781)
     Accretion on investment securities          (664)              (862)
     Unrealized gain on available-
        for-sale investment securities             -             (13,064)
     Lease receivable, net                     (5,620)            (3,505)
      Other, net                               (1,091)              (606)
   ______________________________________________________________________
    Total deferred tax liabilities            (10,317)           (20,818)
   ______________________________________________________________________
    Net deferred tax assets                    40,363              9,052
   ======================================================================



NOTE 8 - EMPLOYEE BENEFIT PLANS

RETIREMENT PLAN
Old National has a noncontributory defined benefit retirement plan covering substantially all full-time employees. Retirement benefits are based on years of service and compensation during the highest paid five years of employment. Old National's policy is to contribute at least the minimum funding requirement determined by the plan's actuary.

The following table sets forth the plan's funded status and the amount recognized in the consolidated balance sheet at December
31, 1999, 1998, and 1997 ($ in thousands):


________________________________________________________________________________________
                                                         1999        1998         1997
________________________________________________________________________________________
 Change in benefit obligation
    Benefit obligation at beginning of year             42,769      36,668       32,383
     Service cost                                        3,383       2,819        2,643
     Interest cost                                       2,854       2,705        2,473
     Acquisitions                                            0           0          262
     Benefits paid                                      (3,592)     (4,354)      (2,932)
     Actuarial (gain) loss                              (4,474)      4,931        1,839
________________________________________________________________________________________
    Benefit obligation at end of year                   40,940      42,769       36,668
________________________________________________________________________________________

    Change in plan assets
    Fair value of plan assets
    at beginning of year                                39,649      34,105       30,760
    Actual return on plan assets                         5,397       6,624        5,714
    Employer contributions                               1,310       3,360          269
    Transfers                                               80          84          447
    Benefits paid                                       (3,592)     (4,354)      (2,932)
    Administrative expenses                               (159)       (170)        (153)
________________________________________________________________________________________
    Fair value of plan assets
    at end of year                                      42,685      39,649       34,105
________________________________________________________________________________________

    Funded status                                        1,745      (3,120)      (2,563)
    Unrecognized net actuarial (gain) loss              (5,429)      1,382          288
    Unrecognized transition asset                       (2,138)     (2,577)      (3,015)
    Unrecognized prior service cost                        (10)         15           38
________________________________________________________________________________________
    Accrued benefit cost                                (5,832)     (4,300)      (5,252)
========================================================================================

    Weighted-average assumptions as of December 31,
    Discount rate                                         7.75%       7.25%        7.75%
    Expected return on plan assets                        8.00%       8.00%        8.00%
    Rate of compensation increase                         5.00%       5.00%        5.00%
________________________________________________________________________________________


                           (Original-page 38)

    The net pension expense and its components were as follows ($ in thousands):

___________________________________________________________________________
                                                1999       1998       1997
___________________________________________________________________________
    Service cost                               3,383      2,819      2,643
    Interest cost                              2,854      2,705      2,473
    Expected return on plan assets            (3,068)    (2,721)    (2,455)
    Amortization of prior service cost            24         24         24
    Amortization of transitional asset          (438)      (439)      (439)
    Recognized actuarial loss                     88         18          5
___________________________________________________________________________
    Net pension expense                        2,843      2,406      2,251
===========================================================================



PROFIT SHARING PLAN
Old National has a profit sharing plan for all employees who have completed one year of service. Contributions to the plan are made when certain consolidated profit conditions are met. Additionally, employees may participate by contributing a percentage of their salary, a portion of which is matched by Old National. The profit sharing expense for the years 1999, 1998, and 1997 was $5.0 million, $4.7 million, and $4.7 million, respectively.

RESTRICTED STOCK PLAN
Old National has a restricted stock plan which covers certain officers. Shares are earned each year based on the achievement of net income targets. Shares vest over a four-year period. Unvested shares are subject to certain restrictions and risk of forfeiture by the participants. In accordance with the plan, shares vesting were 81,623 in 1999 52,208 in 1998 and 44,349 in 1997. Expense recorded in 1999, 1998, and 1997 was $2.3 million, $1.9 million, and $1.2 million, respectively.

STOCK OPTION PLANS
Under Old National's stock options plans, which are accounted for in accordance with APB No. 25, "Accounting for Stock issued to Employees" and related interpretaions, the Company grants selected executives and other key employees and directors stock option awards. The exercise price of each option since 1994 was equal to the market price of the Company's stock on the date of grant; therefore, no compensation expense was recognized. The excess of fair market value over the option price at date of grant for grants prior to 1994 granted at 75% of fair market value was recorded as prepaid compensation expense and allocated to paid-in capital.

Under terms of ANB's Stock Option Plan (1990 Plan) for key employees, 393,750 shares of common stock shall be available for grant, and the option price upon exercise shall not be less than 75% of fair market value of such stock at date of grant. Options granted shall be exercisable in four annual installments, on a cumulative basis, beginning one year after date of grant, or upon a change in control of ANB as defined in the 1990 Plan, a purchase of ANB stock pursuant to a tender offer or exchange offer, or a merger or sale of assets in which ANB does not survive as an independent entity. The period for exercising options shall not exceed ten years.

Under terms of ANB's 1995 Stock Option Plan
(1995 Plan) for key employees, 393,750 shares of common stock shall be available for granting both incentive (ISO's) and non-qualified stock options. The option price to be paid upon exercise shall be not less than fair market value at date of grant. The period for exercising options shall not exceed ten years from the date of grant. The options shall be exercisable in four annual installments, on a cumulative basis, beginning one year after date of grant, after reaching age 65, upon circumstances or earlier times determined by the Compensation Committee or upon a change in control as defined in the 1995 Plan.

Under terms of ANB's 1996 Directors' Stock Option Plan
(Directors' Plan) 126,000 shares of stock shall be available for granting non-qualified stock options. The option price to be paid upon exercise shall be not less than fair market value at date of grant. The period for exercising options shall not exceed ten years from the date of grant. Options granted shall be exercisable in four annual installments, on a cumulative basis, beginning one year after date of grant. Exercise rights terminate thirty days after status as a director terminates other than for retirement after age 70, death or disability. Options for up to 35,438 under a terminated plan were also authorized in 1996.

As a result of the July 1999 agreement with Old National and the proposed merger with ANB, all shares granted under the above plans became exercisable.

Heritage had two long-term incentive stock option plans for key employees. The stock options plans provide for these key employees to purchase shares of Heritage's common stock at the fair market value at the date of the grant.
The options granted under the plans become exercisable over a period not to exceed ten years. The 1989 Stock Option Plan provides for the granting of options to purchase up to 150,000 shares and 116,119 options under this plan have been granted. The 1998 Stock Option Plan also provides for the granting of options to purchase up to 150,000 shares and 53,500 options under this plan have been granted.

In 1998, the shareholders of Heritage approved the adoption of the Outside Directors' Stock Option Plan. This stock option plan provides for non-employee directors to purchase shares of Heritage's common stock at the fair market value at the date of the grant. The options granted under the plan become exercisable over a period not to exceed ten years. The plan provides for the granting of options to purchase up to 40,000 shares. Each non-employee director is to be automatically granted 500 shares annually for the years 1998 through 2002. Such options vest at the rate of 20% annually, and 10,000 shares under this plan have been granted.

The fair value of each option grant was estimated on the grant date using an option-pricing model with the following assumption:

                            1999           1998        1997
                           ______         ______      _______
Dividend yield              2.5%           3.2%        3.1%

Risk-free interest rates    5.2            5.4         6.2

Expected lives of options   6 years       6 years      6 years

Expected volatility         20%             16%         15%

The following is a summary of the status of the Old National's stock option plans and changes in those plans as of and for the years ended December 31, 1999, 1998 and 1997.


                             1999                       1998                  1997
                     ____________________________________________________________________________
                                  Weighted-                 Weighted-               Weighted-
                                   Average                  Average                 Average
                        Shares  Exercise Price    Shares  Exercise price  Shares  Exercise price

Outstanding at
  beginning of year   830,512        13.08        620,864       10.03     572,438       7.48

Granted                40,688        19.27        289,958       17.70     136,361      15.95

Exercised            (208,537)       11.95        (76,203)       5.79     (86,294)      4.24

Cancelled              (2,044)       16.24         (4,107)      12.83      (1,641)     14.31
________________________________________________________________________________________________
Outstanding at
  end of year         660,619        13.81        830,512       13.08     620,864      10.03
================================================================================================
Options exercisable
  at year end         449,504                     310,907                 306,501

Weighted-average fair value of
  Options granted during the year    12.43                       8.35                   5.52


The following table summarizes information about the stock options outstanding for ANB's plans at December 31, 1999:

  Exercise        Number             Average     Weighted-Average    Number
Price ranges    Outstanding      Remaining Life Exercise Price     Exercisable

3.63-5.44          66.439          2.2 years          4.82          54,862
6.70-9.67         137,655          3.4 years          8.19          82,688
11.76-16.63       304,132          7.5 years         14.97         177,091
18.33-24.79       152,393          8.6 years         20.48         134,863
                  _________________________________________________________
                  660,619          6.4 years         13.81         449,504
                  =========================================================

Under SFAS No. 123, "Accounting for Stock-Based Compensation" compensation cost is recognized in the amount of the estimated fair value of the options and amortized to expense over the options' vesting period. The pro forma effect on net income and earnings per share of this Statement is as follows:


                                                   1999          1998        1997

Net income                    As reported         93,257         85,443      78,426
                              Pro forma           92,619         85,250      78,346

Basic earnings per Share      As reported          1.63           1.49        1.37

                              Pro forma            1.62           1.49        1.37

Diluted earnings per share    As reported          1.59           1.45        1.33

                              Pro forma            1.58           1.45        1.33


During the initial phase-in period of SFAS No. 123, the effects of applying this Statement are not likely to be representative of the effects on reported net income for future years because options vest over several years and additional awards generally are made each year.

NOTE 9 - SHAREHOLDERS' EQUITY

STOCK DIVIDEND
A 5% stock dividend was declared on December 9, 1999, and distributed on January 28, 2000. All average share and per share amounts have been retroactively adjusted to reflect this stock dividend.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
Old National has a dividend reinvestment and stock purchase plan under which common shares issued may be either repurchased shares or authorized and previously unissued shares. As of December 31, 1999, 500 thousand authorized and unissued common shares were reserved for issuance under the plan.

SHAREHOLDER RIGHTS PLAN
Old National has adopted a Shareholder Rights Plan whereby one right was distributed for each outstanding share of Old National's common stock. The rights become exercisable on the tenth day following a public announcement that a person has acquired or intends to acquire beneficial ownership of 20% or more of Old National's outstanding common stock. Upon exercising the rights, the holder is entitled to buy 1/100 of a share of Junior Preferred Stock at $60 for every right held. Upon the occurrence of certain events, the rights may be redeemed by Old National at a price of $.01 per right.

In the event an acquiring party becomes the beneficial owner of 20% or more of Old National's outstanding shares, rights holders (other than the acquiring person) may purchase two shares of Old National common stock for the price of one share at the then market price. If Old National is acquired and is not the surviving corporation, or if Old National survives a merger but has all or part of its common stock exchanged, each rights holder will be entitled to acquire shares of the acquiring company with a value of two times the then exercise price of the rights for each right held.

                           (Original-page 39)


NOTE 10 - FINANCING ACTIVITIES

LINES OF CREDIT
At December 31, 1999, Old National had $75.0 million in unsecured lines of credit with unaffiliated banks, all of which is unused. The lines bear interest at the bank's federal funds rate plus 60 to 80 basis points. During the years 1999, 1998, and 1997, the average interest rates on the lines were 5.93%, 6.25%, and 6.26%, respectively. The lines of credit include various arrangements to maintain compensating balances or pay fees to maintain the line.

FEDERAL HOME LOAN BANK
At December 31, 1999, Old National had $651.9 million borrowed from various FHLB's. Floating-rate borrowings totaled $442.8 million and will mature between 2000 and 2008. The remaining borrowings have a fixed interest rate and mature between 2000 and 2019. The weighted average rates of the FHLB borrowings were 5.71% and 5.28% at December 31, 1999 and 1998, respectively. These borrowings are secured by specific mortgage loans and securities which have current book values of approximately $1,248.0 million and $89.7 million, respectively.

MEDIUM TERM NOTES
Old National has registered Series A Medium Term Notes in the principal amount of $50 million. The series has been fully issued. At December 31, 1999, a total of $32 million of the notes were outstanding with maturities ranging from one to four years and fixed interest rates ranging from 6.70% to 7.10%.

Old National also has registered Medium Term Notes in the principal amount of $150 million. These notes may be issued with maturities of nine months or more and rates may either be fixed or variable. At December 31, 1999, a total of $64.3 million of the notes were outstanding, with maturities ranging from three to eight years and fixed interest rates from 6.40% to 7.03%

SUBORDINATED DEBENTURES
Old National has outstanding $12.8 million of 8% convertible subordinated debentures outstanding which are due September 15, 2012, unless previously converted or redeemed. The debentures are convertible into shares of Old National common stock at a conversion rate of 81.395 shares per $1,000 principal amount of debentures. During 1999, $9.2 million principal amount of debentures was converted into 748,834 common stock shares.

Interest on the debentures is payable March 15 and September 15 of each year. The debentures are redeemable, in whole or in part, at the option of Old National at a premium to par value. Debenture holders are entitled to an annual sinking fund beginning September 15, 1998, of $2.5 million less conversions and redemptions. The debentures are subordinated in right of payment to all senior indebtedness of Old National. At December 31, 1999, 1.0 million authorized and unissued common shares were reserved for conversion of the remaining debentures.




NOTE 11 - INTEREST RATE CONTRACTS

Old National uses interest rate contracts such as interest swaps to manage its interest rate risk. These contracts are designated as hedges of specific assets and liabilities. The net interest receivable or payable on swaps is accrued and recognized as an adjustment to the interest income or expense of the hedged asset or liability. The premium paid for an interest rate cap is included in the basis of the hedged item and is amortized as an adjustment to the interest income or expense on the related asset or liability.

At December 31, 1999, Old National had interest rate swaps with a notional value of $75 million. The contract is an exchange of interest payments with no effect on the principal amounts of the underlying hedged liability. The fair value of the swap contracts were ($3.7) million at December 31, 1999. Old National pays the counterparty of variable rate based on three-month LIBOR and receives a fixed rates ranging from 5.375 to 7.00%. The contracts terminate on or prior to May 3, 2009.

At December 31, 1998, Old National had an interest rate swap with a notional value of $20 million. The fair value of the swap contract was $0.3 million.

                           (Original-page 40)

At December 31, 1998, Old National had an interest rate cap agreement ("cap") with a notional amount of $8 million with no fair value. This cap is indexed to LIBOR with a strike price of 5.00% and matured in 1999. The carrying value at December 31, 1998, was $0.1 million.

Old National is exposed to losses if a counterparty fails to make its payments under a contract in which it is in the receiving position. Although collateral or other security is not obtained, Old National minimizes its credit risk by monitoring the credit standing of the couterparties and anticipates that the counterparties will be able to fully satisfy their obligation under the agreements.


NOTE 12 - COMMITMENTS AND CONTINGENCIES

LEASES
Old National rents certain premises and equipment under operating leases which expire at various dates. Many of these leases require the payment of property taxes, insurance premiums, maintenance, and other costs. In some cases, rentals are subject to increase in relation to a cost-of-living index. Total rental expense was $5.1 million in 1999, $4.7 million in 1998, and $4.5 million in 1997.

Following is a summary of future minimum lease commitments ($ in thousands):

2000       $2,319           2003             $1,806
2001        2,164           2004                752
2002        1,983           2005 and after    2,526


LETTERS AND LINES OF CREDIT
In the normal course of business, Old National's banking affiliates have entered into various agreements to extend credit, such as loan commitments of $943.5 million, and letters of credit of $43.8 million at December 31, 1999. These commitments are not reflected in the supplemental consolidated financial statements. No material losses are expected to result from these transactions.



LITIGATION
At December 31, 1999, various legal actions and proceedings were pending against Old National and its affiliate banks. These actions and proceedings are incidental to the banking business and are not expected to have a material adverse effect upon the consolidated financial position or results of operations of Old National or its affiliates.

NOTE 13 - REGULATORY RESTRICTIONS

RESTRICTIONS ON CASH AND DUE FROM BANKS
Old National's affiliate banks are required to maintain reserve balances on hand and with the Federal Reserve Bank which are noninterest bearing and unavailable for investment purposes. The reserve balances at December 31, 1999 and 1998, were $21.7 million and $32.5 million, respectively.

RESTRICTIONS ON TRANSFERS FROM AFFILIATE BANKS
Regulations limit the amount of dividends an affiliate bank can declare in any year without obtaining prior regulatory approval. At December 31, 1999, affiliate banks could pay aggregate dividends to Old National of approximately $12.3 million without prior regulatory approval. Such approval has been regularly provided as all affiliate banks exceeded the regulatory definition of well-capitalized.

CAPITAL ADEQUACY
For additional information on capital adequacy see Table 16 in Management's Discussion and Analysis on page 23.

                           (Original-page 41)

NOTE 14 - PARENT COMPANY FINANCIAL STATEMENTS

The following are the condensed parent company only financial statements of Old National Bancorp ($ in thousands)



  OLD NATIONAL BANCORP (PARENT COMPANY ONLY)
    CONDENSED BALANCE SHEET
                                                                            DECEMBER 31,
___________________________________________________________________________________________________
                                                                       1999                  1998
___________________________________________________________________________________________________
    ASSETS
    Deposits in affiliate banks                                       $2,151                $1,990
    Investment in affiliates:
      Banks, including purchase accounting intangible
        assets of $6,221 in 1999 and $6,781 in 1998                  614,912               619,940
      Non-banks                                                       15,802                19,399
    Advances to affiliates                                            43,089                 8,777
    Other assets                                                      34,262                94,007
___________________________________________________________________________________________________
      TOTAL ASSETS                                                  $710,216              $744,113
===================================================================================================
    LIABILITIES AND SHAREHOLDERS' EQUITY
    Short-term borrowings                                             $5,000                $7,250
    Other liabilities                                                 11,139                12,751
    Convertible subordinated debentures                               12,782                21,963
    Medium term notes                                                 96,300                96,300
    Shareholders' equity                                             584,995               605,849
 ___________________________________________________________________________________________________
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                    $710,216              $744,113
===================================================================================================


    OLD NATIONAL BANCORP (PARENT COMPANY ONLY)
    CONDENSED STATEMENT OF INCOME
___________________________________________________________________________________________________
                                                                  Years Ended December 31,
___________________________________________________________________________________________________
                                                              1999         1998          1997
___________________________________________________________________________________________________
    INCOME
    Dividends from affiliates                               $97,681        $94,727       $89,014
    Other income                                              5,905          2,860           396
    Other income from affiliates                             10,730         11,763        12,849
___________________________________________________________________________________________________
      TOTAL INCOME                                          114,316        109,350       102,259
___________________________________________________________________________________________________
    EXPENSE
    Interest on borrowings                                    8,440          9,653        10,283
    Amortization of intangibles                                 587            715           718
    Other expenses                                           25,345         17,328        11,787
___________________________________________________________________________________________________
      TOTAL EXPENSE                                          34,372         27,696        22,788
___________________________________________________________________________________________________
    Income before income taxes and equity in
      undistributed earnings of affiliates                   79,944         81,654        79,471
    Income tax benefit                                       (9,182)        (5,299)       (3,913)
___________________________________________________________________________________________________
    Income before equity in
      undistributed earnings of affiliates                   89,126         86,953        83,384
    Equity in undistributed earnings of affiliates            8,232        (11,364)       (9,963)
___________________________________________________________________________________________________
      NET INCOME                                            $97,358        $75,589       $73,421
===================================================================================================


                           (Original-page 42)

             OLD NATIONAL BANCORP (PARENT COMPANY ONLY)
                 CONDENSED STATEMENT OF CASH FLOWS
__________________________________________________________________________________________________________________________
                                                                                            Years Ended December 31,
__________________________________________________________________________________________________________________________
                                                                                        1999          1998         1997
__________________________________________________________________________________________________________________________
    CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                                        $97,358       $75,589      $73,421
    Adjustments to reconcile net income to cash provided by operating activities:
      Depreciation                                                                        947           896          367
      Amortization of intangible assets                                                   587           715          718
      (Increase) decrease in other assets                                              60,178       (78,632)      (3,904)
      Increase (decrease) in other liabilities                                         (1,760)        2,756        3,452
      Equity in undistributed earnings of affiliates                                   (8,232)       11,364        9,963
__________________________________________________________________________________________________________________________
        Total adjustments                                                              51,720       (62,901)      10,596
__________________________________________________________________________________________________________________________
      Net cash flows provided by operating activities                                 149,078        12,688       84,017
__________________________________________________________________________________________________________________________
    CASH FLOWS FROM INVESTING ACTIVITIES
    Net advances to affiliates                                                        (50,014)       59,825      (30,295)
    Purchase of premises and equipment                                                   (725)         (736)      (3,715)
__________________________________________________________________________________________________________________________
      Net cash flows provided by (used in) investing activities                       (50,739)       59,089      (34,010)
__________________________________________________________________________________________________________________________
    CASH FLOWS FROM FINANCING ACTIVITIES
    Net (payments on) proceeds from short-term borrowings                              (2,250)       (9,758)     (50,198)
    Net (payments on) proceeds from medium term notes                                       0        (2,000)      54,300
    Cash dividends paid                                                               (35,557)      (30,526)     (28,962)
    Common stock repurchased                                                          (78,072)      (46,661)     (36,581)
    Common stock reissued, net of shares used to
        convert subordinated debentures                                                17,701        17,462       10,096
__________________________________________________________________________________________________________________________
      Net cash flows used in financing activities                                     (98,178)      (71,483)     (51,345)
__________________________________________________________________________________________________________________________
    Net increase (decrease) in cash and cash equivalents                                  161           294       (1,338)
    Cash and cash equivalents at beginning of period                                    1,990         1,696        3,034
__________________________________________________________________________________________________________________________
    CASH AND CASH EQUIVALENTS AT END OF PERIOD                                         $2,151        $1,990       $1,696
==========================================================================================================================


                           (Original-page 43)


NOTE 15 - SEGMENT INFORMATION
Old National's community banks have been aggregated into one reportable segment: community banking. Our community banks provide a wide range of financial services as discussed on page 8 and 9 of Management's Discussion & Analysis. The accounting policies of the segment are the same as those described in Note
1. Intersegment sales and transfers are not significant. The charter consolidation during 1999 impacted the internal reporting and makes prior year's financial data not comparable to the new format.

Summarized financial information concerning segments is shown in the following table, based on continuing operations. The other column includes insignificant non-bank affiliates and intercompany eliminations.

___________________________________________________________________
                                 Community
                                  Banking      Other         Total
___________________________________________________________________
1999
Net interest income              $244,615      36,489       281,104
Income tax expense (benefit)       32,879        (439)       32,440
Segment profit (loss)              66,308      26,949        93,257
Total assets                    6,516,232   1,593,053     8,109,285

1998
Net interest income              $264,932      (3,099)      261,833
Income tax expense (benefit)       40,697      (5,295)       35,402
Segment profit (loss)              93,105      (7,662)       85,443
Total assets                    7,240,892      92,494     7,333,386

1997
Net interest income              $259,163      (7,209)      251,954
Income tax expense (benefit)       39,484      (5,061)       34,423
Segment profit (loss)              85,233      (6,807)       78,426
Total assets                    6,626,371      89,416     6,715,787
___________________________________________________________________


                           (Original-page 44)